UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AUTODESK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 5, 2007

Dear Autodesk Stockholder:

You are cordially invited to attend Autodesk’s 2007 Special Meeting of Stockholders to be held on Tuesday, November 6, 2007 at 9:00 a.m., Pacific time, at our principal executive offices, 111 McInnis Parkway, San Rafael, California 94903.

At the Special Meeting, you will be asked to approve the Autodesk 2008 Employee Stock Plan, which will replace the Autodesk 2006 Employee Stock Plan that will expire in March 2008. The accompanying Notice of 2007 Special Meeting and Proxy Statement describe this proposal in greater detail. We encourage you to read this information carefully.

Like most technology companies, Autodesk provides equity compensation to our employees as an incentive to increase long-term stockholder value and to align the interests of our employees with those of our stockholders. We believe that our equity compensation programs help us to attract and retain talented and highly-skilled individuals to serve as employees. We also believe that equity compensation plans motivate high levels of performance and create incentives that reward the contributions of our employees to our success and to increased shareholder value.

The approval of the 2008 Employee Stock Plan is necessary if we are to continue to make equity compensation a key part of our employees’ total compensation, as has been the case since Autodesk’s inception. If the 2008 Employee Stock Plan is not approved at the Special Meeting, we believe that our ability to attract and retain talented employees will be seriously affected, and in turn, we believe our long-term success may suffer. Our competitors would gain an important advantage in the key struggle to retain the services of the best industry talent.

We hope you will be able to attend the Special Meeting of Stockholders. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card or vote by the Internet or telephone to ensure your representation at the meeting. Your vote is important.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Autodesk.

Very truly yours,

Carl Bass

Chief Executive Officer and President

NOTICE OF 2007 SPECIAL MEETING OF STOCKHOLDERS

Time and Date	Tuesday, November 6, 2007, at 9:00 a.m., Pacific time.

Place	Autodesk’s principal executive offices, located at: 111 McInnis Parkway, San Rafael, California 94903.

Items of Business

(1)    To approve the adoption of the Autodesk 2008 Employee Stock Plan and the reservation of 16,500,000 shares of Autodesk’s Common Stock, plus a number of additional shares equal to that number of shares cancelled on expiration of the 2006 Employee Stock Plan in March 2008 (not to exceed 1,000,000 shares), for issuance thereunder.

(2)	To transact such other business as may properly come before the Special Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of 2007 Special Meeting of Stockholders.

Adjournments and Postponements

Any action on the items of business described above may be considered at the Special Meeting at the time and on the date specified above or at any time and date to which the Special Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote if you were a stockholder of record as of the close of business on September 21, 2007.

Voting

Your vote is very important. Whether or not you plan to attend the Special Meeting, we encourage you to read the Proxy Statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2007 Special Meeting and Procedural Matters” beginning on page 3 of the Proxy Statement and the instructions on the enclosed proxy card.

All stockholders are cordially invited to attend the Special Meeting in person. Any stockholder attending the Special Meeting may vote in person even if such stockholder previously signed and returned a proxy card or voted on the Internet or by telephone.

By Order of the Board of Directors,

Pascal W. Di Fronzo

Senior Vice President, General Counsel and Secretary

This notice of special meeting, proxy statement and accompanying form of proxy card are being distributed on or about October 5, 2007.

PROXY STATEMENT FOR 2007 SPECIAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE 2008 EMPLOYEE STOCK PLAN AND EQUITY COMPENSATION

Q:	Why is Autodesk asking stockholders to approve a new stock plan?

A:	In November 2005, the stockholders of Autodesk, Inc. (“Autodesk” or the “Company”) approved the 2006 Employee Stock Plan (the “2006 Plan”), which was a two-year plan that will terminate on March 21, 2008. We are asking stockholders to approve the 2008 Employee Stock Plan (the “2008 Plan”) so that Autodesk will have the ability to continue to provide equity compensation to employees following the termination of the 2006 Plan.

Q:	To what extent is the 2008 Plan different from the 2006 Plan?

A:	The 2008 Plan is substantially similar to the 2006 Plan. The differences between the two plans include the following:

•	The 2006 Plan was a two-year plan; the 2008 Plan is a three-year plan.

•

The 2006 Plan reserved 9.65 million shares plus any shares that remained available for issuance under the 1996 Stock Plan upon its expiration, not to exceed 4,430,000 shares. The 2008 Plan reserves 16.5 million shares plus any shares that remain available for issuance under the 2006 Plan upon its expiration, not to exceed 1,000,000 shares.

•

The 2006 Plan permitted the grants of stock options only. Similar to certain of our stock plans prior to the 2006 Plan, the 2008 Plan permits the grant of stock options, restricted stock and restricted stock units.

•	Options granted under the 2006 Plan have a six-year term; options granted under the 2008 Plan have a seven-year term.

Q:	Are there other changes to Autodesk’s option grant practices?

A:	Autodesk is not changing its option grant practices. Autodesk will continue to limit annual grants to 2.5% of outstanding shares of our common stock, par value $0.01 per share (the “Common Stock”), with the exception of shares issued in corporate acquisitions and shares issued to newly appointed senior executives, as was the Board of Directors’ policy accompanying the 2006 Plan.

Q:	How can investors measure potential dilution from stock option plans?

A:	Outstanding equity awards represent potential future stock issuances that would, if exercised, have the effect of diluting the percentage ownership of each investor. The impact of outstanding equity awards, as a percentage of the company’s outstanding stock, provides a measure of future dilutive impact, sometimes called “overhang.” Similarly, shares reserved for future option grants under a company’s stock plans can eventually dilute stock ownership as equity awards are granted and exercised.

To help limit the impact of equity awards on stockholder value, the policy of the Board of Directors is to limit annual grants to 2.5% of outstanding Common Stock, with the exception of equity awards granted in connection with corporate acquisitions or to newly appointed senior executives.

Q:	What is the impact of a decision not to exercise employee stock options on this measurement of dilution?

A:	Employees often choose to hold onto vested options. Even though this may reflect confidence in future performance, it can have the effect of causing relatively high levels of outstanding options.

Q:	How do corporate acquisitions affect future stock option dilution?

A:	In the software industry, a critical component of the value of most acquisitions is intellectual capital, including the know-how of key employees of the acquired company. Since stock options are often granted to employees of the acquired company to ensure continuity and retention, which is often critical to realize full value from acquired technologies, acquisitions usually increase the level of equity awards.

Q:	How do financial performance and stock price affect option overhang?

A:	Because strong financial performance typically correlates with increased stock price, option exercises tend to increase during such periods and therefore overhang may decrease. However, during periods of strong performance, employee headcount typically increases as well, which can increase overhang as stock is granted to new employees both as a retention vehicle and as a tool for aligning their interests with those of the stockholders. To the extent strong performance is evidenced throughout the software industry, there is often upward pressure on both salaries and option grants as companies compete for talent.

Q:	What are the trends at Autodesk regarding overhang?

A:	We have reduced options outstanding as a percent of total stock outstanding from 16% at the end of fiscal 2005 to 13% at the end of fiscal 2007. By July 31, 2007, overhang had continued to decline and was down to 12.5%.

Q:	What are the trends at Autodesk regarding option grants?

A:	We have reduced the level of option grants on a gross basis from 5.1% of our Common Stock outstanding in fiscal 2005 to 2.5% in fiscal 2007. For the first seven months of fiscal 2008, option grants represented 2.2% of our Common Stock outstanding, based on typical practice to award options early in the year, and we expect the level of option grants to remain below 2.5% at the end of fiscal 2008. The Board of Directors is continuing the policy to limit annual option grants in future years to no more than 2.5% of outstanding stock with two exceptions: corporate acquisitions and the appointment of new senior executives.

Q:	What is the impact of Autodesk’s stock repurchase program on overhang?

A:	Our Board of Directors continues to maintain a policy of repurchasing stock in order to offset dilution from employee equity awards. Since the stock repurchase program decreases the number of outstanding shares, it has the effect of increasing overhang, given a constant number of stock option grants. Nonetheless, our Board of Directors has reiterated its commitment to continue to repurchase shares to offset dilution from our equity programs.

Q:	How can I make sure my vote counts?

A:	Please follow the directions below under “Questions and Answers About the 2007 Special Meeting and Procedural Matters” and keep in mind that, under current proxy rules, ABSTENTIONS COUNT AGAINST THE PROPOSAL. Therefore, if you agree with the unanimous recommendation of the Board of Directors to vote “FOR” the approval of the 2008 Plan in Proposal One, it is extremely important that you cast your vote “FOR” Proposal One.

QUESTIONS AND ANSWERS ABOUT THE 2007 SPECIAL MEETING AND PROCEDURAL MATTERS

2007 Special Meeting

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Autodesk is providing these proxy materials to you in connection with the solicitation of proxies for use at the Special Meeting to be held on Tuesday, November 6, 2007, at 9:00 a.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein.

Q:	Where is the Special Meeting?

A;	The Special Meeting will be held at Autodesk’s principal executive offices, located at 111 McInnis Parkway, San Rafael, California 94903. The telephone number at that location is (415) 507-5000.

Stockholders are cordially invited to attend the Special Meeting and are entitled to and requested to vote on the proposal to approve the Company’s 2008 Plan.

Q:	Can I attend the Special Meeting?

A:	You are cordially invited to attend the Special Meeting if you are a stockholder of record or a beneficial owner as of September 21, 2007. Please notify our Vice President of Investor Relations, Sue Pirri, by calling (415) 507-6705 or by email at investor.relations@autodesk.com if you are planning to attend the Special Meeting. In addition, you should bring proof of identity for entrance to the Special Meeting. If your shares are held in a brokerage account or by a bank or another nominee, you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. The meeting will begin promptly at 9:00 a.m., Pacific time, and you should leave ample time for the check-in procedures.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record—If your shares are registered directly in your name with Autodesk’s transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, these proxy materials have been sent directly to you by Autodesk.

Beneficial owners—Many Autodesk stockholders hold their shares through a broker, trustee or nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, these proxy materials have been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Special Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Special Meeting?

A:	Holders of record of Autodesk’s Common Stock, at the close of business on September 21, 2007 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Special Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

As of the Record Date, there were 231,683,653 shares of Common Stock outstanding and entitled to vote at the Special Meeting. No shares of Autodesk’s Preferred Stock were outstanding.

Q:	How many shares must be present or represented to conduct business at the Special Meeting?

A:	The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Special Meeting or (2) have properly submitted a proxy card. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Special Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	How can I vote my shares in person at the Special Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Special Meeting. Shares held beneficially in street name may be voted in person at the Special Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Special Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Special Meeting?

A: If you are a stockholder of record, you may instruct the proxy holders how to vote your shares by completing, signing, dating and returning the proxy card in the enclosed, postage pre-paid envelope, or by using the Internet voting site or the toll-free telephone number listed on the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Specific instructions for using the telephone and Internet voting systems are on the proxy card. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. (Eastern Time) on November 5, 2007. Whichever method you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will indicate if Internet and telephone voting is available, and if they are available, will provide details regarding Internet and telephone voting.

Q:	What proposal will be voted on at the Special Meeting?

A:	At the Special Meeting, stockholders will be asked to approve the adoption of the 2008 Plan and the reservation of 16,500,000 shares of Autodesk’s Common Stock, plus a number of additional shares equal to that number of shares cancelled on expiration of the 2006 Plan in March 2008 (not to exceed 1,000,000 shares), for issuance thereunder.

Q:	What is the voting requirement to approve this proposal?

A:	The affirmative vote of a majority of the votes duly cast is required to approve the 2008 Plan. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal.

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve the 2008 Plan.

Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors unanimously recommends that you vote your shares “FOR” the approval of the 2008 Plan.

Q:	If I sign a proxy, how will it be voted?

A:	All shares entitled to vote and represented by properly executed proxy cards received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Special Meeting?

If any other matters are properly presented for consideration at the Special Meeting, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Autodesk does not currently anticipate that any other matters will be raised at the Special Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Special Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Autodesk’s General Counsel, prior to your shares being voted at the Special Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the Special Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Autodesk’s General Counsel prior to the taking of the vote at the Special Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Autodesk’s General Counsel or should be sent so as to be delivered to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

Q:	Who will bear the costs of soliciting votes for the Special Meeting?

A:	Autodesk will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Autodesk may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Autodesk may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Autodesk has retained The Altman Group, Inc. to assist with the solicitation of proxies for a fee not to exceed $8,000 plus reimbursement for out of pocket expenses.

Q:	Where can I find the voting results of the Special Meeting?

A:	We intend to announce preliminary voting results at the Special Meeting and will provide final results in our annual report on Form 10-K for fiscal 2008. In addition, the results will be posted on our website, at www.autodesk.com under “Quick Links – Investors.”

Stockholder Proposals and Director Nominations at Future Meetings

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Autodesk’s proxy material—Stockholders may present proper proposals for inclusion in Autodesk’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Autodesk’s General Counsel in a timely manner. In order to be included in the proxy statement for the 2008 annual meeting of stockholders, stockholder proposals must be received by Autodesk’s General Counsel no later than February 13, 2008, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting—In addition, Autodesk’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Corporate Governance and Nominating Committee or (3) any stockholder entitled to vote who has delivered written notice to Autodesk’s General Counsel no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

The Company’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder who has delivered written notice to the General Counsel of Autodesk no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is 120 days prior to the one year anniversary of the date on which Autodesk first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2008 annual meeting of stockholders is February 13, 2008.

If a stockholder who has notified Autodesk of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Autodesk need not present the proposal for vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the General Counsel of Autodesk. All notices of proposals by stockholders, whether or not included in Autodesk’s proxy materials, should be sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

Additional Information about the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Autodesk proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate set of proxy materials?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials.

Stockholders who do not receive a separate copy of the proxy materials may request to receive a separate copy of the proxy materials by calling (415) 507-6705 or sending an email to investor.relations@autodesk.com. Alternatively, stockholders who share an address and receive multiple copies of our proxy materials can request to receive a single copy by following the instructions above.

Q:	What is the mailing address for Autodesk’s principal executive offices?

A:	Autodesk’s principal executive offices are located at 111 McInnis Parkway, San Rafael, California 94903.

Any written requests for additional information, additional copies of the proxy materials, notices of stockholder proposals, communications to the Board of Directors or any other communications should be sent to this address.

PROPOSAL ONE

APPROVAL OF THE 2008 EMPLOYEE STOCK PLAN

The Board of Directors is asking stockholders to approve Autodesk’s 2008 Employee Stock Plan (the “2008 Plan”) so that we can use the 2008 Plan to achieve Autodesk’s employee performance, recruiting, retention and incentive goals, as well as to receive a federal income tax deduction for certain compensation paid under the 2008 Plan. The Board of Directors has adopted the 2008 Plan, subject to stockholder approval. If stockholders approve the 2008 Plan at the Special Meeting, the 2008 Plan will become effective on March 20, 2008 and will terminate on March 31, 2011.

Assuming stockholder approval, the number of shares of Common Stock reserved for issuance under the 2008 Plan will be 16,500,000 shares plus a number of additional shares equal to that number of shares that have been reserved but not issued nor subject to outstanding equity awards under the 2006 Employee Stock Plan (the “2006 Plan”) as of March 2008 (not to exceed 1,000,000 shares). However, no more than 2,500,000 of the shares reserved for issuance under the 2008 Plan may be issued pursuant to awards of restricted stock and restricted stock units. The 2006 Plan is currently set to expire in March 2008, after which no new equity awards may be granted thereunder. As of September 21, 2007, 3,276,395 shares remained available under the 2006 Plan.

Approval of the 2008 Plan requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock that are present in person or by proxy and entitled to vote at the Special Meeting. If stockholders do not approve the 2008 Plan, Autodesk’s ability to include equity compensation as part of our employees’ total compensation package will be limited following the expiration of the 2006 Plan. Our executive officers have an interest in this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF THE 2008 PLAN.

Background and Purpose

We provide equity compensation to our employees as an incentive to increase long-term stockholder value. Our current stock plan, the 2006 Plan, expires in March 2008. In order to continue to make equity compensation a part of our employees’ total compensation package following the expiration of the 2006 Plan, the Board of Directors has adopted the 2008 Plan.

The purposes of the 2008 Plan are to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to our employees, and promote the success of our business. We believe that equity awards should be a key part of employee compensation, that equity awards promote employee attention to the importance of running the business with a focus on revenue growth and profitability and that equity awards enable us to compete effectively for the best talent in the software industry.

The Benefits of Equity Compensation for Autodesk, our Employees and Stockholders

We strongly believe that the approval of the 2008 Plan and the ability to grant equity awards are essential to our continued success. Our strong financial performance over the past several years can be attributed in large part to our talented and motivated employees. Equity compensation is essential to attracting and retaining this talent and keeping employees motivated. If the 2008 Plan is not approved at the Special Meeting, it would seriously hamper our ability to attract and retain the talent we need, and therefore, could affect our success.

Equity compensation is a key component of employee compensation both at Autodesk and in our competitive labor markets, and we encourage equity ownership. Equity awards give employees the perspective of an owner with a stake in the success of Autodesk. We believe that equity awards motivate high levels of performance and provide an effective means of recognizing, rewarding and encouraging employee contributions to our success. Furthermore, we believe that equity awards align the interests of our employees with those of our stockholders by providing an incentive to increase long-term stockholder value. As a result, Autodesk currently grants stock options under the 2006 Plan to employees that generally vest over four years or less and must be exercised within six years of the date of grant. Our employees derive benefit from these stock options only after they have remained with Autodesk through the vesting date and only to the extent that the value of our Common Stock has appreciated from the time the options were granted. The 2008 Plan includes a variety of forms of equity awards, including stock options, restricted stock, and restricted stock units to allow the Company to adapt its equity compensation program to meet the needs of the Company in the changing business environment in which the Company operates.

We believe that equity awards are an important competitive tool in the technology industry and are essential to recruiting and retaining the highly qualified technical and other key personnel which are key to our success. We believe that we must offer competitive compensation packages in order to attract and retain people who can keep us on a course of continued success. Although higher salaries can compensate to some extent for the lack of stock options or other equity awards, we believe that over time we would be at a competitive disadvantage without the focus on success and power of retention provided by equity compensation. Elimination of our equity compensation program would seriously hamper our ability to attract and retain the talent we need to develop the products and the sales and marketing strategies that will define our future success. In recent years, we have hired and retained a number of key performers who have been instrumental in achieving our current success. More broadly, our entire employee base, substantially all of whom receive equity compensation, are motivated to achieve results that drive stockholder value. We believe our equity compensation program has been critical in attracting and retaining a highly effective work force.

Policies Related to our Equity Compensation Programs

The Board of Directors maintains certain policies relating to our equity compensation program.

Option Overhang. The Board of Directors and management have been committed to reducing our option “overhang,” or the percentage of options outstanding relative to the Company’s outstanding stock, and we believe these policies are working. Since fiscal 2003, overhang and dilution from option grants has decreased substantially. In fiscal 2003, our overhang, as a percentage of our Common Stock outstanding, was 26%, due in part to high annual option grants and a stagnant stock price that decreased the incidence of option exercises. We recognized that 26% was too high and have taken certain measures that significantly reduced our overhang to 13% in fiscal 2007 and 12.5% at July 31, 2007.

Limitations on Our Annual Option Grants. We have committed to reducing the annual option grants that we make. We have reduced the level of option grants on a gross basis from 5.1% of Common Stock outstanding in fiscal 2005 to 2.5% in fiscal 2007. In addition, the Board of Directors maintains an annual equity award percentage limitation policy, which limits the number of shares underlying equity awards we can grant under our stock plans. In general, this policy provides that the aggregate number of shares underlying equity awards granted pursuant to the 2008 Plan shall not exceed 2.5% per year of our outstanding Common Stock during any given fiscal year. However, awards issued in connection with business combinations or the appointment of new senior executives shall not be included in calculating whether the 2.5% limitation has been reached.

Stock Repurchase Program. We maintain a stock repurchase program to offset the dilutive impact of our stock plans. Our management has recommended to the Board of Directors that we maintain our current policy of repurchasing shares of Common Stock to offset dilution, subject to the requirements of Delaware law and consistent with the duty of the Board of Directors to evaluate various potential uses of our cash in light of then-existing business conditions. As we described in our Annual Report on Form 10-K for fiscal 2007, we generate significant cash flow, and our current and planned uses of cash include share repurchases. We repurchased approximately 25.9 million shares in fiscal 2005, 11.7 million shares in fiscal 2006 and 4.2 million shares in fiscal 2007. At July 31, 2007, approximately 9.2 million shares of Common Stock remained available for repurchase under the existing repurchase authorization from the Board of Directors.

Executive Equity Holding Program. Our Board of Directors believes that stock ownership by officers and directors is important to expose management to the risks and rewards inherent in stock ownership. The guidelines for stock ownership adopted in December 2004 provide that, within a four-year period, executive officers should attain an investment position in Autodesk stock equal to a multiple of their base salary depending on the individual’s scope of responsibilities, and directors should attain an investment position in Autodesk stock of at least 5,000 shares. Converting a portion of management’s stock options into shares encourages long-term ownership in the Company and helps align the interests of executive officers and stockholders.

Prohibition Against Stock Option Repricings. By prohibiting repricing of stock options in each of the 1996 Stock Plan, the 2000 Directors’ Option Plan, the 2006 Plan, and the 2008 Plan, the Board of Directors has eliminated the possibility of achieving gain from stock options unless all stockholders can benefit from the effect of an increase in stock price.

Description of the 2008 Plan

The following paragraphs provide a summary of the principal features of the 2008 Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the 2008 Plan, which is attached hereto as Appendix A. Capitalized terms used herein and not defined shall have the meanings set forth in the 2008 Plan.

Awards. The 2008 Plan permits the grant of incentive stock options, nonstatutory stock options, restricted stock, and restricted stock units (each individually, an “Award”). We do not have any current plans, proposals or arrangements to grant Awards under the 2008 Plan, nor have we agreed to grant any Awards to specific individuals under the plan.

Stock Subject to the 2008 Plan. The number of shares of Autodesk Common Stock initially reserved for issuance under the 2008 Plan is 16,500,000 shares, plus a number of additional shares equal to that number of shares that have been reserved but not issued nor subject to outstanding equity awards under the 2006 Plan as of the termination of the 2006 Plan in March 2008 (not to exceed 1,000,000 shares). However, no more than 2,500,000 of the shares reserved for issuance under the 2008 Plan may be issued pursuant to Awards of restricted stock and restricted stock units. As of September 21, 2007, 3,276,395 shares remained available for issuance under the 2006 Plan.

Administration. The 2008 Plan may be administered by the Board of Directors or a committee of the Board of Directors (the “Administrator”). Subject to the provisions of the 2008 Plan, the Administrator has the authority to: (1) interpret the 2008 Plan and apply its provisions, (2) prescribe, amend or rescind rules and regulations relating to the 2008 Plan, (3) select the persons to whom Awards are to be granted, (4) subject to limitations of the 2008 Plan as applicable to each type of Award, determine the number of shares to be made subject to each Award, (5) determine whether and to what extent Awards are to be granted, (6) determine the terms and conditions applicable to Awards generally and to each individual Award (including the provisions of the Award agreement to be entered into between Autodesk and the participant), (7) amend any outstanding Award subject to applicable legal restrictions (except that repricing of an Option without stockholder approval is prohibited), (8) authorize any person to execute, on our behalf, any instrument required to effect the grant of an Award, (9) approve forms of Award agreement for use under the 2008 Plan, (10) allow participants to satisfy withholding tax obligations by, among other things, electing to have Autodesk withhold from the shares to be issued upon exercise or vesting of an Award that number of shares having a fair market value equal to the minimum amount required to be withheld, and (11) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the 2008 Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of Awards and on all persons deriving their rights therefrom. The Board of Directors has currently delegated to the Compensation and Human Resources Committee authority to grant stock options to all employees including executive officers of Autodesk.

Eligibility to Receive Awards. The 2008 Plan provides that stock options, restricted stock and restricted stock units may be granted only to our employees.

No Repricing. The 2008 Plan prohibits repricing of stock options, including by way of an exchange for Awards with a lower exercise price, a different type of Award, cash, or a combination thereof, unless stockholder approval is obtained.

Terms and Conditions of Stock Options. Each stock option granted under the 2008 Plan is evidenced by a written stock option agreement between the optionee and Autodesk and is subject to the following terms and conditions:

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Section 162(m) Share Limit for Stock Options. In order that stock options may qualify as performance-based compensation under Section 162(m) of the Code, no participant may be granted stock options to purchase more than 1,500,000 shares in any fiscal year, except that up to 3,000,000 shares may be granted in a participant’s first fiscal year of service.

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Exercise Price. The Administrator sets the exercise price of the shares subject to each stock option, provided that the exercise price cannot be less than 100% of the fair market value of Autodesk’s Common Stock on the stock option grant date. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if, on the grant date, the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Autodesk or any of its subsidiaries (a “10% Stockholder”).

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Form of Consideration. The means of payment for shares issued upon exercise of a stock option is specified in each stock option agreement. Payment may generally be made by cash, check, other shares of Autodesk’s Common Stock owned by the optionee or by a combination of the foregoing.

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Exercise of the Stock Option. Each stock option agreement will specify the term of the stock option and the date when the stock option is to become exercisable. The 2008 Plan provides that in no event shall a stock option granted under the 2008 Plan be exercised more than seven (7) years after the date of grant. Moreover, in the case of an incentive stock option granted to a 10% Stockholder, the term of the stock option shall be for no more than five (5) years from the date of grant.

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Termination of Employment. If an optionee’s employment terminates for any reason (other than death or permanent disability), all vested stock options held by such optionee under the 2008 Plan expire upon the earlier of (i) such period of time as is set forth in his or her stock option agreement, which Autodesk currently sets at either three or six months, or (ii) the expiration date of the stock option.

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Permanent Disability. If an optionee is unable to continue employment as a result of permanent and total disability (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)), all vested stock options held by such optionee under the 2008 Plan expire upon the earlier of (i) twelve months after the date of termination of the optionee’s employment or (ii) the expiration date of the stock option.

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Death. If an optionee dies while employed by us, all stock options held by such optionee under the 2008 Plan expire upon the earlier of (i) twelve months after the optionee’s death or (ii) the expiration date of the Option. The executor or other legal representative of the optionee may exercise all or part of the optionee’s Option at any time before such expiration with respect to all shares subject to such Option.

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ISO Limitation. If the aggregate fair market value of all shares subject to an optionee’s incentive stock option that are exercisable for the first time during any calendar year exceeds $100,000, the excess stock options shall be treated as nonstatutory stock options.

Term and Conditions of Restricted Stock. Each Award of restricted stock granted under the 2008 Plan is evidenced by a written restricted stock agreement between the participant and Autodesk and is subject to the following terms and conditions:

•	Section 162(m) Share Limit for Restricted Stock. In order that Awards of restricted stock may qualify as performance-based compensation under Section 162(m) of the Code, no participant may be granted more than 300,000 shares of restricted stock (and/or restricted stock units) in any fiscal year, except that up to 600,000 shares of restricted stock (and/or restricted stock units) may be granted in a participant’s first fiscal year of service.

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Vesting and Other Restrictions. In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Administrator may impose whatever conditions to vesting it determines to be appropriate. Notwithstanding the foregoing, if the Administrator desires that the Award qualify as performance-based compensation under Section 162(m) of the Code, any restrictions will be based on a specified list of performance goals (see “Performance Goals” below for more information). The performance goals may be applied on a company-wide, business unit or individual basis, as deemed appropriate in light of the participant’s specific responsibilities.

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Stockholder Rights. A holder of restricted stock will have the full voting rights of a holder of Common Stock, unless determined otherwise by the Administrator. A holder of restricted stock also generally will be entitled to receive all dividends and other distributions paid with respect to shares of Common Stock unless otherwise provided in the Award agreement; provided, however, that dividends and distributions generally will be subject to the same vesting criteria as the shares of restricted stock upon which the dividend or distribution was paid.

Restricted Stock Units. Each Award of restricted stock units granted under the 2008 Plan is evidenced by a written restricted stock unit agreement between the participant and Autodesk and is subject to the following terms and conditions:

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Section 162(m) Share Limit for Restricted Stock Units. In order that Awards of restricted stock units may qualify as performance-based compensation under Section 162(m) of the Code, no participant may be granted more than 300,000 restricted stock units (and/or shares of restricted stock) in any fiscal year, except that up to 600,000 restricted stock units (and/or shares of restricted stock) may be granted in a participant’s first fiscal year of service.

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Vesting and Other Restrictions. Restricted stock units are Awards that result in a payment to a participant (in the form of cash, shares of Common Stock of equal value, or a combination thereof, as determined by the Administrator) only if performance goals and/or other vesting criteria established by the Administrator are achieved or the Awards otherwise vest. The applicable performance goals (which may be solely continued employment) will be determined by the Administrator, and may be applied on a company-wide, business unit or individual basis, as deemed appropriate in light of the participant’s specific responsibilities. If the Administrator desires that the Award qualify as performance-based compensation under Section 162(m) of the Code, the vesting criteria will be based on a specified list of performance goals (see “Performance Goals” below for more information).

Performance Goals. The Administrator (in its discretion) may make performance goals applicable to a participant with respect to an Award. If the Administrator desires that an Award qualify as performance-based compensation under Section 162(m) of the Code (discussed below), then at the Administrator’s discretion, one or more of the following performance goals may apply:

•	Earnings per share

•	Net income

•	Operating margins

•	Revenue

•	Total stockholder return

Each of these goals is defined in the 2008 Plan. Any criteria used may be measured, as applicable (1) on a pro forma basis (as defined in the 2008 Plan), (2) in absolute terms, (3) in relative terms (including, but not limited to, the passage of time and/or against another company or companies or financial metrics), (4) on a per-share and/or share per capita basis, (5) against the performance of the Company as a whole or particular segments or products of the Company, and/or (6) on a pre-tax or after-tax basis.

By granting Awards that vest upon achievement of performance goals, the Administrator may be able to preserve the Company’s deduction for certain compensation in excess of $1,000,000. Section 162(m) of the Code limits the Company’s ability to deduct annual compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance to $1,000,000 per individual. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) of the Code are met. These conditions include stockholder approval of the 2008 Plan, setting limits on the number of Awards that any individual may receive, and for Awards other than stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The performance goals listed above, as well as the per-person limits on shares covered by Awards, permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, thereby permitting the Company to receive a federal income tax deduction in connection with such Awards.

Leave of Absence. In the event that an employee goes on a leave of absence approved by the Administrator, Award vesting will continue during such leave, except as required by law or as otherwise determined by the Administrator.

Non-Transferability of Awards. Unless otherwise determined by the Administrator, an Award granted under the 2008 Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that such Award shall in no event be transferable for value. Notwithstanding the foregoing, the Administrator may permit an individual to transfer an Award to an individual or entity. Any transfer shall be made in accordance with procedures established by the Administrator.

Adjustments Upon Changes in Capitalization. In the event that our capital stock is changed by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of our Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by us, appropriate proportional adjustments shall be made in the number of shares subject to the 2008 Plan, the individual fiscal year limits applicable to Awards, the number of shares of stock subject to any Award outstanding under the 2008 Plan, and the exercise price of any such outstanding Option. Any such adjustment shall be made by the Administrator, whose determination shall be conclusive.

Change of Control. In the event of a change of control, the successor corporation (or its parent or subsidiary) shall assume or substitute each outstanding Award. If the successor corporation refuses to assume the Awards or to substitute equivalent Awards, such stock options shall become 100% vested, all restrictions on restricted stock will lapse, and all performance goals or other vesting criteria with respect to Awards with performance-based vesting will be deemed achieved at 100% target levels and all other terms and conditions met. In such event, the Administrator shall notify the participant that each stock option subject to exercise is fully exercisable for fifteen days from the date of such notice and that the stock option terminates upon expiration of such period.

Amendment, Suspensions and Termination of the 2008 Plan. Autodesk’s Board of Directors may amend, suspend or terminate the 2008 Plan at any time; provided, however, that stockholder approval is required for any amendment that increases benefits to participants, increases the number of shares in the plan, modifies the requirements for participation or otherwise to the extent necessary to comply with applicable laws. In addition, no amendment, suspension or termination may impair the rights of any participant without his or her consent.

Awards Granted to Certain Individuals and Groups. The number of Awards (if any) that an employee may receive under the 2008 Plan is in the discretion of the Administrator and therefore cannot be determined in advance. Our executive officers have an interest in this proposal because they are eligible to receive Awards under the 2008 Plan. Non-employee directors are not eligible to participate in either the 2006 Plan or the 2008 Plan. The following table sets forth (a) the total number of shares subject to stock options granted under the 2006 Plan to the listed persons and groups from February 1, 2007 through September 21, 2007 and (b) the weighted average per share exercise price of such stock options. No other type of Award was granted under the 2006 Plan during this time. The last reported trade price for shares of Common Stock on September 21, 2007, was $48.72.

Name of Individual or Group	Number of Securities Underlying Options Granted	Weighted Average Per Share Exercise Price
Carl Bass Chief Executive Officer and President	375,000	$45.29

Carol A. Bartz Former Chief Executive Officer and President	50,000	45.29

Alfred J. Castino Senior Vice President and Chief Financial Officer	50,000	45.29

George M. Bado Executive Vice President, Worldwide Sales and Services	85,000	45.29

Jan Becker Senior Vice President, Human Resources	50,000	45.29

All executive officers, as a group (12 persons)	1,020,000	45.29

All employees who are not executive officers, as a group	3,870,755	44.99

Federal Tax Aspects

The following paragraphs are a summary of the material U.S. federal income tax consequences associated with Awards granted under the 2008 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Nonstatutory Stock Options. No taxable income is recognized when a nonstatutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price. Any additional gain or loss recognized upon later disposition of the shares of Common Stock is capital gain or loss.

Incentive Stock Options. No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares of Common Stock more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares of Common Stock before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares of Common Stock on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain or loss will be capital gain or loss.

Restricted Stock and Restricted Stock Units. A participant generally will not have taxable income upon grant of restricted stock or restricted stock units. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value of the Shares on that date or the cash received minus any amount paid. For restricted stock only, a participant instead may elect to be taxed at the time of grant.

Section 409A. Section 409A of the Code provides certain new requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2008 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. The Internal Revenue Service has not issued final regulations under Section 409A and, accordingly, the requirements of Section 409A and the application of those requirements to awards issued under the 2008 Plan are not entirely clear.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an Award under the 2008 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). As discussed above, special rules limit the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. However, the 2008 Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based compensation under Section 162(m) of the Code, thereby permitting the Company to receive a federal income tax deduction in connection with such Awards.

EXECUTIVE COMPENSATION

Because we are soliciting stockholder approval of a new stock plan in Proposal One, SEC rules require us to include an “Executive Compensation” section in this proxy statement. Except for minor conforming changes, the following section is identical to the Executive Compensation section that appeared in our proxy statement for our 2007 Annual Meeting of Stockholders held in July 2007.

Compensation Discussion and Analysis

Compensation Philosophy

Our compensation philosophy provides the guiding principles for decisions made by the Compensation and Human Resources Committee of the Board of Directors (the “Committee”) for our executive officers. Autodesk operates in the competitive and rapidly changing software and technology industry. In the area of executive compensation, Autodesk strives to link pay to performance and to the long-term interests of shareholders by

•	Ensuring that the executive team has clear goals and accountability with respect to financial and nonfinancial corporate performance

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Establishing pay opportunities that are competitive based on prevailing practices for the industry, the stage of growth of Autodesk, and the dynamic and challenging technology labor markets in which Autodesk operates

•	Assessing performance against individual goals within the context of the Company’s overall operating results

•	Aligning pay incentives with the long-term interests of our shareholders.

Throughout this Proxy Statement, the Company’s chief executive officer and chief financial officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table on page 29, are referred to as the “Named Executive Officers.”

Compensation and Human Resources Committee

The Committee is responsible for ensuring that the executive compensation programs are effectively designed, implemented, and administered with sound corporate governance practices. The Committee has authority to approve the philosophy and structure of the compensation programs for executives and, as deemed appropriate for other Company employees.

The Committee consists of three independent, nonemployee directors as defined by the listing standards of the Nasdaq stock market: Crawford W. Beveridge (Chairman), J. Hallam Dawson, and Michael J. Fister. The charter as well as more details about the Committee are available at www.autodesk.com (About Us—Investors—Corporate Governance). The Committee reassesses this charter annually and recommends any proposed changes to the Board of Directors for approval.

The Committee annually reviews and approves compensation for the CEO and the executive officers of the Company. This includes base salaries, incentive awards, stock option grants, employment agreements, severance arrangements, change in control provisions, as well as any other benefits or compensation arrangements.

In addition, the Autodesk Board of Directors has delegated to the Committee exclusive authority to grant stock options to Autodesk’s executive officers and other employees.

Role of Executives in Compensation Decisions

The Committee sets compensation for the CEO and the executive officers of the Company. In determining the CEO’s compensation, the Committee solicits input from the full Board of Directors before making final decisions.

Certain executives such as the CEO, the Senior Vice President of Human Resources, the Vice President of Compensation and Benefits, and others from Autodesk’s Finance, Legal, and Investor Relations organizations (hereafter referred to as Management) may assist and support the Committee. They may develop compensation proposals for Committee consideration, analyze competitive compensation information, and provide analyses of the status of compensation programs such as levels of stock ownership, the holding value or the hypothetical gain from the unvested shares if exercised at various prices,—and so forth. However, they do not have decision-making authority in regards to executive officer compensation.

The CEO annually reviews the performance of the Named Executive Officers, other than the Executive Chairman whose performance, along with that of the CEO, is reviewed by the Committee. The CEO recommends salary adjustments, incentive awards, promotions, and stock option grants. The Committee reviews these recommendations and modifies them as necessary.

Use of Outside Consultants

While the Company may use consultants to assist in the evaluation of CEO or executive officer compensation, the Committee has the sole authority to retain and terminate its own compensation consultant, as it sees fit. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisers.

The Company contracted with several compensation consulting firms during the 2007 fiscal year that provided education and information to the Committee:

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Management used information from Aon’s Radford Executive Survey to provide benchmark data and overall practices reports to inform the Committee’s decisions on fiscal 2007 base salaries, incentive awards and stock grants for executive officers.

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VenturePay Group’s Executive Compensation Dashboard Report provided benchmark compensation information based on a detailed analysis of recently filed proxies from companies in Autodesk’s Peer Group (see Benchmarking of Compensation below). This was an additional source of information used to inform the Committee’s decisions on fiscal 2007 base salaries, incentive awards and stock grants for executive officers.

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Mercer Consulting presented information to the Committee in June 2006 regarding statutory, accounting, and tax issues related to executive post-retirement medical plans. This information was used to inform the Committee’s position in considering potential provisions in certain executive employment agreements.

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Compensia provided education material to the Committee in December 2006 on regulatory trends affecting executive compensation and has provided on-going support and guidance on SEC compensation disclosure requirements.

Benchmarking of Compensation

To ensure that Autodesk’s base salaries, target incentive awards, and stock grants for executive officers are competitive, the Committee uses the independent third-party executive compensation surveys mentioned earlier that report on the compensation practices of a group of companies in our industry as well as competitors for executive talent (collectively, the “peer group”). For fiscal 2007, the companies in this peer group were Adobe, BEA Systems, BMC Software, Cadence Design Systems, eBay, Electronic Arts, Google, Intuit, Network Appliance, Siebel Systems, Symantec, Synopsys and Yahoo.

The peer group is reviewed and updated each year to ensure that the comparisons are meaningful. Several factors are considered in selecting the peer group, including product or industry, revenue level, geographic location, and competitors for executive talent in our labor markets.

Pay Mix

The total cash compensation and the ratio of fixed base salary and target incentive pay components are established for executives based on competitive market practices determined from the benchmark surveys. For fiscal 2007, the base pay and cash incentive components for the CEO were each approximately 50 percent of targeted total direct cash compensation. For the other executive officers, the base pay component was roughly 60%, and the targeted cash incentive component was approximately 40 percent of targeted total direct cash compensation. This mix between fixed base salary and cash incentives is comparable to that for similar positions reviewed in the peer group.

Carol A. Bartz, who effective on May 1, 2006, moved out of her role as Chief Executive Officer to the part-time position of Executive Chairman, is paid a fixed base salary but no longer has a target incentive component in her cash compensation.

Target Pay Positioning

The Committee believes that Autodesk’s executive compensation program targets fall within the typical range of compensation programs offered by the peer group. Autodesk strives to position the midpoints of its salary ranges, target cash incentives, and stock grant guidelines near the 50th percentile of the peer group, resulting in targeted total compensation that is competitive within our labor market. An individual’s actual salary, incentive award, and stock grant may fall below or above the target position based on the individual’s experience, seniority, skills, knowledge, performance, and contributions.

Elements of Compensation

Autodesk’s executive compensation program has three major components: fixed base salary, short-term cash incentives, and long-term incentives. The company also provides a comprehensive benefits program and termination protection. These programs are designed to attract, retain, and motivate highly effective executives to achieve the company’s business goals and improve shareholder value.

•	Base Salary

Autodesk’s base salary program provides fixed annual cash compensation set at a competitive level that recognizes the scope, responsibility, and skills required of the position. Salary ranges are developed for each executive officer based on competitive salary information for the peer group. The midpoint of each range approximates the competitive labor market 50th percentile for the peer group.

Base salaries for executive officers are set annually by the Committee with consideration of the benchmark analysis of the peer group. Each executive officer’s base salary is based on salary levels of comparable jobs in the peer group as well as experience, skills, and performance level.

Adjustments to base salaries generally are approved annually at the March quarterly Committee meeting. Promotion or equity adjustments may be approved at other quarterly meetings.

•	Cash Incentive Compensation—Executive Incentive Plan (EIP)

The EIP is an annual cash incentive plan available to those executives designated annually by the Committee. Its purpose is to motivate participants to ensure Autodesk achieves its annual business goals. Elements of the performance criteria may differ depending on participants’ areas of responsibility and may include corporate, business, or functional unit and individual management goals.

Under the EIP, target awards are established for each eligible participant. Each year, a corporate financial performance matrix is developed at the beginning of the award period. This matrix provides a guide to determining appropriate award levels based on varying levels of achievement of operating margin and revenue growth. A participant may receive an actual bonus that is larger or smaller than the target incentive payout, or may receive no bonus whatsoever. The actual award reflects a combination of the target award, the Company’s revenue and operating margin performance, and an assessment of the individual’s performance during the year.

•	Participants

Five employees were originally designated to participate for fiscal 2007, all of whom are Named Executive Officers. When Carol A. Bartz entered into a new employment agreement in January 2007, she voluntarily agreed to receive no EIP award for fiscal 2007 and will not participate in the future. The remaining participants in the EIP for fiscal 2007 were the current Chief Executive Officer Carl Bass, Chief Financial Officer Alfred J. Castino, Sales Executive George M. Bado, and Human Resources Executive Jan Becker.

•	Target Awards

For each participant, the Committee established an EIP target award equal to a percentage of base salary as follows: Carl Bass 100%, Alfred J. Castino 75%, Jan Becker 75%, and George M. Bado 16.7%. As leader of the sales organization, George M. Bado has additional cash incentive compensation tied to sales commissions. His sales commission target is 50% of his base salary.

•	Corporate Income Tax Considerations

The EIP is intended to qualify as deductible “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code and has been structured accordingly. The structure of the plan separates the funding of the awards from the determination of the actual awards, as described below.

•	Maximum Funding of Pool for Awards

At the beginning of the award period, the Committee determines a payout funding formula that provides for a maximum funding amount based on a minimum threshold of revenue growth and a non-GAAP operating margin attainment. The non-GAAP operating margin for fiscal 2007 excluded certain costs, expenses, gains and losses, including stock based compensation expense, amortization of purchased intangibles and litigation expenses. Below this threshold, there is no EIP funding. The Committee sets these thresholds on a year-to-year basis. The minimum threshold for fiscal 2007 revenue growth was 6% and the minimum threshold for non-GAAP operating margin was 19.5%. If these two thresholds are achieved or exceeded, the maximum funding pool for payouts is set at 190% of the sum of participants’ target awards.

•	Actual Awards to Individuals

The Committee is not obligated to fully allocate the maximum funding amount. The Committee determines the actual awards based on the Company’s financial results as compared to the financial performance matrix and on an evaluation of an individual’s contributions relative to the Company’s results. This matrix provides a guide to determining appropriate award levels based on varying levels of achievement of revenue growth and non-GAAP operating margin, where a 100% award generally equates to the Company’s achievement of its annual operating plan. For fiscal 2007, a 100% award was associated with revenue growth of 21% and non-GAAP operating margin attainment of 26.5%. A similar performance matrix is also used across the Company for determining award funding under the Autodesk Incentive Plan (AIP) as noted in the following section, thus providing alignment between the incentives for Named Executive Officers and those for the broader employee population. For fiscal 2007, the Company’s financial performance exceeded the minimum funding threshold and equated to an award on the performance matrix of 98% of the target award amounts.

Awards are typically paid in cash within three months after the end of the fiscal year. For fiscal 2007, the Committee reviewed the Company’s results and the performance of the Named Executive Officers in March 2007. The Committee determined that Mr. Bado, Ms. Becker and Mr. Castino had fully met performance expectations for the year and approved EIP payouts for them at 100% of target. The Committee reviewed the performance of Mr. Bass with the full Board of Directors and determined that the CEO had significantly exceeded performance expectations during his first year as CEO of the Company. The Committee approved an EIP payout of $1,000,000 for Mr. Bass, which is 143% of his target EIP award. Approved awards are listed below:

Executive	Title	Target Award	Approved Award
Carl Bass	Chief Executive Officer	$700,000	$1,000,000
Alfred J. Castino	Chief Financial Officer	$278,000	$278,000
George M. Bado	EVP, Worldwide Sales	$60,000	$60,000
Jan Becker	SVP, Human Resources	$233,000	$233,000

•	Cash Incentive Compensation—Autodesk Incentive Plan (AIP)

An executive not designated to participate in the company’s EIP is eligible to participate in the Autodesk Incentive Plan (AIP), which is generally available to all non-sales employees. The AIP consists of an overall corporate plan and several individual group plans covering Autodesk divisions, functional groups, and business units. Participants are assigned to the appropriate AIP group plan based on organization and role. For example, the AIP awards for most divisional staff are based 70% on the performance of the specific division and 30% on corporate performance.

•	Target Awards and Target Funding

Each participant is assigned a target incentive payout, which is a percentage of the participant’s base salary. Target AIP incentive payout levels are set for each pay grade based on market competitive data and internal consistency. The target AIP funding pool is the sum of all participants’ target incentive payout.

•	Actual Awards to Participants

Actual awards are based on (1) the performance of the Company and the participant’s group, as applicable, as compared to the financial performance matrix and (2) the evaluation of the participant’s individual performance for the fiscal year by the participant’s manager.

•	Performance of the Company and the Participant’s Group

If the revenue goals and non-GAAP operating margin or group contribution margin goals are met exactly, actual total AIP funding is 100% of the sum of the participants’ target awards. For the Company overall and for each group, a financial performance matrix defines award levels as a percentage of target awards for various other combinations of achieved operating margin and revenue growth as described above for the EIP. In addition, the CEO can adjust the AIP funding amount derived from the financial results up or down by a maximum of 10%, based on the CEO’s assessment of the achievement of nonfinancial goals for the Company or for a particular group.

•	Performance of the Participant

The actual award reflects a combination of the target award, AIP funding based on the performance of the Company and the individual’s group, and manager assessment of the individual’s performance during the year. As a result, an individual may receive an actual AIP payout that is larger or smaller than the AIP amount based on the performance matrix and his or her target award or may receive no AIP payout whatsoever.

•	Cash Incentive Compensation—Autodesk Sales Compensation Plan

As the top sales executive, George M. Bado has a portion of his targeted cash compensation tied to sales commissions based on achievement of specific revenue and contribution margin objectives. George M. Bado’s

On-Target-Earnings (OTE) is the amount that he will receive if he achieves his annual financial performance objectives, such as his annual quota. His OTE consists of two components: base salary and target incentive. His commission-based cash incentive target is set at 50% of his base salary. As described earlier, he has an additional cash incentive target of 16.7% of his base salary as a participant in Autodesk’s EIP.

•	Equity-Based Compensation

Equity awards provide employees and executives the perspective of an owner with a stake in the success of Autodesk, thus increasing alignment with shareholder interests. Stock options are currently the equity-based component of Autodesk’s compensation program. This component is intended to direct executive attention to the importance of sustained, long-term revenue growth and profitability. In addition, stock options are required to compete effectively for talent in the software and technology industry. Vesting periods encourage employees and executives to remain with Autodesk and to focus on longer-term results.

•	Perquisites and Other Benefits

•	Benefits Program

Autodesk offers a variety of benefits programs to executives and regular employees alike. For example in the United States, benefits include medical (with prescription coverage), vision, dental, employee and dependent life insurance, employee and dependent accidental death and dismemberment insurance, short-term disability, long-term disability, and financial programs such as a 401(k) plan and flexible spending accounts. Autodesk also provides a variety of relocation benefits to eligible participants.

•	Nonqualified Deferred Compensation

US-based executives are eligible to participate in Autodesk’s Nonqualified Deferred Compensation Plan. The plan is designed to allow eligible employees to make pretax contributions through compensation deferrals to the plan and receive tax-deferred investment returns on the contributions similar to the 401(k) plan. This benefit is incremental to the 401(k) plan and is available to a limited group of Autodesk U.S.–based senior management employees. Similar to the 401(k) plan, earnings are not guaranteed.

Investment options are a subset of those available in the Autodesk 401(k) plan and include 22 funds. See the chart in the Summary Compensation Tables section on page 28.

•	Perquisites

Carol A. Bartz is provided a personal driver for her business transportation needs. George M. Bado has been provided a local apartment on an extended basis as part of his relocation assistance. Otherwise, the Company does not as a general practice provide benefits or special considerations to its executives that it does not provide to other employees.

Stock Plans and Stock Grant Policies/Practices

Autodesk maintains the 2006 Employee Stock Plan for stock option grants exclusively for Autodesk employees, including executive officers. If Proposal One is approved, Autodesk will also maintain the 2008 Employee Stock Plan for grants of stock options, restricted stock and restricted stock units to Autodesk employees, including executive officers. In addition, the Company’s employees are eligible to participate in Autodesk’s 1998 Employee Qualified Stock Purchase Plan.

Our broad-based employee stock option program is designed to promote long-term retention and recognize individual performance. Generally, all employees are eligible to participate. Approximately 80% of the options granted during fiscal 2007 were awarded to employees other than Named Executive Officers.

Guidelines are based on competitive market practice for grants for new hires, promotions, and ongoing performance-related grants. Typically, an employee is eligible for a stock option grant upon beginning employment with the Company (if the stock option program is available in that country location) and is eligible to be considered for periodic grants thereafter. The size of grants is influenced by the prevailing guidelines and the individual’s performance or particular requirements at the time of hire.

•	Voluntary Stock Option Review

During fiscal 2007, the Audit Committee of Autodesk’s Board of Directors conducted a voluntary review of Autodesk’s historical stock option granting practices and related issues. For a full discussion of our voluntary stock option review, please refer to the “Explanatory Note,” “Note 2. Restatement of Consolidated Financial Statements” and “Item 9A. Controls and Procedures” in our fiscal year 2007 Annual Report on Form 10-K.

•	Stock Grant Process

All stock option grants to executive officers are made by the Committee. In March 2005, the Board of Directors modified the delegation of authority to the Company’s chief executive officer to grant stock awards and approve monthly performance, promotion, new hire, and patent award grants for employees other than the Company’s executive officers on a predetermined date. The specified date was the second Thursday of each month, or the next business day in case of a holiday, or as close to such date as was reasonably possible.

In September 2006, the Committee discontinued the delegation of authority to the chief executive officer and began approving all employee grants at its regularly scheduled quarterly meetings. The Committee approves stock option grants to newly hired executive officers at the quarterly meeting following the executive’s hire date. It also approves promotion and performance grants. For executive promotions, the Committee approves promotion grants at the Committee meeting at which the promotion is approved, or at the next quarterly Committee meeting following the promotion. Approval of performance grants is scheduled to occur at the quarterly Committee meetings.

The Committee typically reviews and approves performance grants for executives once or twice a year. The Committee considers several factors, including the unvested option position of each executive, the value of those options compared to other Autodesk senior executives, competitive pay practices within the peer group of companies, and the individual performance of the executive.

The Committee uses “new hire” and “ongoing” stock grant guidelines in determining the appropriate size of these grants. The stock grant guidelines reflect the range of typical competitive practices of our peer group. The Committee has authority to exceed these guidelines, within the limits prescribed under the stock plan approved by shareholders. The current plan limits any individual grant to 1,000,000 stock options. For fiscal 2007, the maximum grant awarded was 750,000 to Carl Bass to recognize his promotion to chief executive officer.

•	Stock Grant Policies

The Autodesk Board of Directors has established the following policies to govern the granting of stock options:

•	Limitation on Number of Options Granted

It is the policy of the Board of Directors that the aggregate number of shares underlying equity awards granted under the 2006 Employee Stock Plan will not exceed 2.5% per year of the Company’s outstanding Common Stock during any given fiscal year. The 2.5% is based on gross awards and is not net of cancellations. In calculating whether the 2.5% limitation has been reached, no equity awards issued in connection with a merger, acquisition, or similar business combination or the appointment of new senior executive officers of the Company, such as a chief executive officer, chief financial officer, or chief operating officer, will be counted toward the total.

For fiscal 2007, excluding the grant to Carl Bass to recognize his promotion to chief executive officer, the aggregate number of option grants represented 2.1% of common shares outstanding as of January 31, 2007. Net of cancellations, the number was 1.6%.

•	Shareholder Dilution Mitigation

We maintain a stock repurchase program to mitigate the dilutive effect of our stock plans. We generate significant cash flow, and current and planned uses of cash include share repurchases. In fiscal 2007, we repurchased about 4.2 million shares. As of January 31, 2007, about 16.3 million shares of Common Stock remain available for repurchase.

•	Prohibition Against Stock Option Repricing

Our Board of Directors has prohibited repricing of stock options in the 2006 Employee Stock Plan and the 2000 Directors’ Option Plan. A similar policy was in place for our prior employee stock plan.

•	Nonqualified Stock and Incentive Stock Options

In general, we issue only nonqualified stock options to employees and executives, with the exception of grants to those executive officers subject to the stock ownership guidelines described below. The 2006 Employee Stock Plan limits the use of incentive stock options (ISOs) because of the heavier financial burden they place on the company. However, because ISOs provide special tax advantages to the recipient if the stock is held for a significant length of time following exercise, we provide ISOs to certain executive officers to facilitate their meeting the stock ownership guidelines. ISOs are granted to these few individuals only to the extent allowable by applicable Internal Revenue Code limits. Any excess options are nonqualified stock options.

•	Stock Option Grant Exercise Price

For fiscal 2007, the exercise price for stock option grants equals the fair market value of the Company’s Common Stock on the date of grant. This is defined as the closing price quoted on the Nasdaq Global Select Market on the grant date.

•	Option Grant Vesting and Expiration

All stock options granted in fiscal 2007 vest according to the nature of the grant and the level of the recipient:

•

Executive Officer and all other vice president grants (new hire, promotion, performance grants) have four-year vesting, with one-fourth of the total grant vesting on each grant anniversary date for four years.

•	Other non-vice president grants (key new hire, promotion, performance grants) have three-year vesting, with one-third of the total grant vesting on each grant anniversary date for three years.

•	Standard new hire grants (50 to 100 shares, depending on country) vest in full on the one-year anniversary of the grant date.

All stock options granted in fiscal 2007 expire six years from the date of grant.

•	Stock Ownership Guidelines for Executive Officers and Directors

Stock ownership by executive officers and directors is important to tie management to the risks and rewards inherent in stock ownership of the Company. The guidelines for stock ownership adopted by the Board of Directors in December 2004 provide that, within a four-year period, executive officers should attain an investment position in Autodesk stock equal to a multiple of their base salary and that directors should attain an investment position in Autodesk stock of at least 5,000 shares. Converting a portion of management’s stock options into shares encourages long-term ownership in the Company and helps align the interests of executive officers and shareholders.

Stock ownership guidelines are as follows:

Position	Ownership Guidelines
Executive Chairman/Board Member	5,000 shares
CEO	5 times base salary
CFO	2 times base salary
Senior Vice President	2 times base salary

The stock ownership guidelines are applicable only to those executive officers who are also subject to Section 16 of the Securities Exchange Act of 1934. The guidelines apply so that the executive has four years from adoption of the guidelines in December 2004 or assumption of a new, higher-level position to achieve the recommended levels of stock ownership, whichever is later. The executive can achieve the recommended levels through converting vested stock options or by purchasing stock either in the open market or through the Employee Stock Purchase Plan. Only stock that is owned outright is applied toward meeting the guidelines.

The Committee monitors progress toward achievement of these guidelines on at least an annual basis. At their last review in December 2006, all outside members of the Board of Directors and Carol A. Bartz, George M. Bado and Alfred J. Castino had met the ownership guidelines.

Compensation and Human Resources Committee Operations and Decision Making

The Committee held eight meetings during fiscal 2007. Compensation decisions on base salaries, incentive targets, and stock option grants for executive officers were made at the March 2006 Committee meeting, which was the first Committee meeting following the close of the fiscal year and public disclosure of our fiscal 2006 financial results. The Committee also met in March 2007, at which time decisions on the actual incentive awards for fiscal 2007 were made. These decisions are described below.

•	Market Compensation Analysis

Management presented for Committee review competitive compensation data for key executives at peer group companies (described in “Benchmarking of Compensation” on page 17). The Committee reviewed Company performance relative to our peer group, as well as base salary, bonus, and stock grant information, which then informed their decisions regarding executive officer compensation. Compensation for executives is targeted at the median or 50th percentile of the peer group. The fiscal 2007 analysis indicated that our executive officer pay was generally below that of the peer group. Following fiscal 2008 salary adjustments for our executive officer salaries are in line with our target for executive officer compensation within the 50th percentile of our peer group.

•	Base Salaries for Fiscal 2007

Management presented to the Committee the proposed fiscal 2007 executive base salary ranges and base salary adjustments for certain Company officers, excluding Carol A. Bartz and Carl Bass, to be effective April 1, 2006. The Committee discussed both the proposed fiscal 2007 salary ranges and individual executive officer’s current salary levels relative to the competitive benchmark salary information. They reviewed proposed salary adjustments based on skill and experience level, as well as the individual’s fiscal 2006 performance and position in the salary range. As appropriate, the Committee also reviewed longer-term strategies for monitoring and adjusting individuals’ pay over time relative to market. The Committee approved individual salary adjustments in the range of 4% to 6% for each executive officer other than Carol A. Bartz and Carl Bass.

Based on discussion of experience and benchmark compensation information, as well as input from the full Board of Directors, the Committee also determined the salary levels for Carol A. Bartz and Carl Bass in their new roles. These salary changes were effective on May 1, 2006, the date they assumed their new roles.

•	Stock Options Grants for Fiscal 2007

The Committee reviewed levels of annual stock grants for peer group executives in comparable positions. They reviewed the number of options awarded to each executive officer over the last four years, as well as the holding value of each executive’s unvested options. Based on this information, the Committee awarded stock option grants to each executive officer (except Bartz and Bass) that approximated the midpoint for the appropriate stock grant guidelines.

Given her change in role, no grant was made to Carol A. Bartz. The Committee, following consultation with the full Board of Directors, awarded Carl Bass options to purchase 750,000 shares of Autodesk Common Stock in light of his promotion to CEO.

•	Incentive Awards for Fiscal 2007

In March 2007, the Committee reviewed the Company’s revenue and operating margin performance for fiscal 2007 and the EIP funding requirements previously approved by the Committee at the beginning of the fiscal year. They also discussed with the CEO the individual performance during fiscal 2007 of each Named Executive Officer, with the exception of the CEO and the Executive Chairman.

On this basis, the Committee discussed appropriate EIP bonus awards for fiscal 2007 to the participating Named Executive Officers, except Carl Bass, and determined to award each such executive approximately 100% of his or her target EIP award.

The Committee also reviewed recommendations of the full Board of Directors regarding CEO compensation and incorporated those recommendations into the approved compensation proposals. As a result, the Committee determined that Mr. Bass had significantly exceeded performance expectations during his first year as CEO. The Committee in conjunction with the full Board of Directors approved an EIP award of $1,000,000 for Mr. Bass, which is 143% of his target EIP award.

Tax and Accounting Considerations

In designing its compensation programs, the Company has considered tax and accounting implications, including the following:

•

Accounting for Stock-Based Compensation—The Company accounts for stock-based compensation in accordance with the requirements of FASB Statement 123(R). The company also takes into consideration FASB Statement 123(R) and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.

•

Change in Control Program—The Company has structured its Change in Control program so that in the event payment of benefits constitutes a “parachute” payment under Section 280G of the Internal Revenue Code, the Company will revise and limit the payment so that the Company does not incur additional tax burden on behalf of the participant. For more information, refer to the “Executive Change in Control Program” section on page 27.

•

Executive Incentive Plan—The EIP is structured to comply with the requirements of Section 162(m) of Internal Revenue Code, which allow certain payments under the plan to be deductible for federal income tax purposes.

Post-Employment Obligations

•	Employment Agreements

The Company currently has employment agreements with two of its Named Executive Officers. These agreements are summarized in the following table. Details of these agreements can be found in the Form 8-K filings as noted below.

Compensation	Carol A. Bartz Form 8-K Filed 1/25/2007 (period 1/19/2007)	Carl Bass Form 8-K Filed 12/20/2006 (period 12/14/2006)
Annual Salary	$500,000	$700,000

Bonuses	None	• Participates in the EIP • Target incentive 100% of base salary

Stock Options

•     Continue to vest previously granted options

•     No longer receive grants customarily awarded to executive officers

•     After 1/31/2007 may be granted stock options or other equity grants at the discretion of the Board

• Continue to be eligible to receive grants customarily awarded to executive officers

Employee Benefits	• Eligible to participate in benefits normally provided to employees • Four weeks paid annual vacation	• Eligible to participate in benefits normally provided to employees • Four weeks paid annual vacation

Expenses	• Eligible for reimbursement under Company’s expense reimbursement policy	• Eligible for reimbursement under Company’s expense reimbursement policy

Severance Benefits	• Eligible for post-employment health insurance	N/A

Compensation	Carol A. Bartz Form 8-K Filed 1/25/2007 (period 1/19/2007)	Carl Bass Form 8-K Filed 12/20/2006 (period 12/14/2006)

Termination Without Cause or Resignation for Good Reason (including Change in Control)	• Continued coverage under Company’s health insurance plan (or a comparable plan) • Immediate vesting of all unvested stock options • Any additional benefits accorded by Change in Control program	• Lump sum payment of
100% of base salary and
100 percent of target
annual incentive.

•     Immediate vesting of
unvested stock options that
would have vested within
12 months of the
termination date except
under Change in Control
program.

Compensation	Carol A. Bartz Form 8-K Filed 1/25/2007 (period 1/19/2007)	Carl Bass Form 8-K Filed 12/20/2006 (period 12/14/2006)

• Immediate vesting of
unvested stock options that
would have vested within
24 months of the
termination date under
Change in Control
program.

•     Provided six months to
exercise any vested stock
options

•     Any additional benefits
accorded by Change in
Control program

•     Reimbursement of COBRA
expenses for up to 12
months

Voluntary Termination Without Good Reason or Termination for Cause

•     Further vesting of outstanding stock options terminates immediately

•     Payment of compensation terminates immediately except for those amounts already earned

•     Paid any accrued but unpaid compensation, benefits, and expenses through the termination date

•     Eligible for severance benefits if in accordance with Company’s established policy

• Further vesting of
outstanding stock options
terminates immediately

•     Payment of compensation
terminates immediately
except for those amounts
already earned

•     Paid any accrued but
unpaid compensation,
benefits, and expenses
through the termination
date

•     Eligible for severance
benefits if in accordance
with Company’s
established policy

Termination Due to Death or Disability	• Eligible for benefits in accordance with then-applicable policies • Outstanding unvested stock options will accelerate and fully vest	• Eligible for benefits in accordance with then- applicable policies

•	Executive Change in Control Program

In March 2006, the Board of Directors approved an amended Executive Change in Control Program, in an effort to ensure the continued service of Autodesk’s key executives in the event of a future change in control of the company. Each of Autodesk’s current Named Executive Officers, among other employees, participates in the Change in Control Program. Under the terms of this program, if, within 12 months of a change in control (as defined below) an executive officer who participates in the Program is terminated without cause, or voluntarily terminates his or her employment for good reason, he or she will receive the following:

•	An amount equal to the executive officer’s annual base compensation and average annual bonus, payable bimonthly over a 12-month period

•	Acceleration of the executive officer’s stock options that would have vested within the 12 months following the date of the executive officer’s termination

•	Continued coverage of medical, dental, and vision insurance until the earlier of 12 months from the date of termination or when he or she becomes covered under another employer’s benefits plan

If the executive officer is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Autodesk’s then-existing benefit plans and policies. If the benefits provided under the Change in Control Program constitute parachute payments under Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever results in the receipt of the greatest amount of benefits.

As defined in the Change in Control Program, a “Change in Control” happens if the company is sold or merges with another corporation, if an individual acquires 50% or more of the total voting power represented by voting securities, or if the composition of the Board of Directors changes substantially.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, the members of the Compensation and Human Resources Committee were Crawford W. Beveridge, Chairman, J. Hallam Dawson and Michael J. Fister. No member of the Compensation and Human Resources Committee is or was formerly an officer or employee of Autodesk or any of its subsidiaries. No interlocking relationship exists between any member of our Compensation and Human Resources Committee and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Compensation Committee Report

The Compensation and Human Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND HUMAN RESOURCES

COMMITTEE OF THE BOARD OF DIRECTORS

Crawford W. Beveridge, Chairman

J. Hallam Dawson

Michael J. Fister

Fiscal 2007 Summary Compensation Table

The table below presents information concerning the total compensation of Autodesk’s Named Executive Officers for the fiscal year ended January 31, 2007.

Based on the fair value of equity awards granted to Named Executive Officers in fiscal 2007 and the base salary of the Named Executive Officers, equity-based compensation accounted for 70% of total compensation of the Named Executive Officers, salary accounted for approximately 13% of the total compensation, incentive compensation accounted for approximately 10% of the total compensation and benefits accounted for approximately 7% of the total compensation. Consistent with our philosophy, we believe equity-based compensation closely aligns management’s compensation with the long-term interests of our shareholders. Because the table below shows the value of certain equity awards based on the FAS 123(R) value rather than the fair value, these percentages cannot be derived using the amounts reflected in this table.

Name and Principal Position (a)	Fiscal Year	Salary ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($) (d)	All Other Compensation ($) (e)	Total ($)
Carl Bass, Chief Executive Officer and President	2007	643,750	4,435,427	1,000,000	3,500	6,082,677

Carol A. Bartz, Former Chief Executive Officer and President	2007	612,500	4,265,610	—	1,181,886	6,059,996

Alfred J. Castino, Senior Vice President and Chief Financial Officer	2007	366,667	935,551	278,000	4,015	1,584,233

George M. Bado, Executive Vice President, Worldwide Sales and Services	2007	360,000	997,814	245,296	28,635	1,631,745

Jan Becker, Senior Vice President, Human Resources	2007	307,500	844,917	233,000	3,563	1,388,980

(a)	Ms. Bartz resigned as Chief Executive Officer and President and became Executive Chairman effective April 30, 2006. Mr. Bass became Chief Executive Officer and President on May 1, 2006. Prior to such time, Mr. Bass was Chief Operating Officer.
(b)	The dollar value of base salary earned by each Named Executive Officer during fiscal 2007. Autodesk did not provide any additional stock or other non-cash items to its Named Executive Officers as salary compensation during fiscal 2007.
(c)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2007, in accordance with FAS 123(R), and thus may include amounts for awards granted in and prior to fiscal 2007. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal year 2007 Annual Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.
(d)	Reflects (1) amounts earned for services performed during the fiscal year pursuant to Autodesk’s Executive Incentive Plan for all executives shown, except for Mr. Bado, and (2) amounts earned for services performed by Mr. Bado pursuant to Autodesk’s Executive Incentive Plan and for sales commissions and sales bonuses earned, as shown below:

Executive Incentive Plan	$60,000
Sales commissions	155,296
Sales bonus	30,000

Total:	$245,296

Amounts earned under the Executive Incentive Plan are payable by their terms in the following fiscal year, and sales bonuses and commissions are paid quarterly for the previous quarter’s bonuses and commissions earned.

(e)	Amounts in this column include personal gifts and related tax gross ups, reimbursement for certain travel expenses, transportation expenses, temporary housing expenses, resort travel and lodging, matching contributions by Autodesk to one of Autodesk’s pre-tax savings plans, and organization dues. Ms. Bartz’s other compensation includes post-employment health and dental benefits for previous year’s service with an actuarially determined present value of $631,986 plus a $421,324 tax gross-up, and a Company gift for appreciation of years of service as CEO costing $67,500 plus a associated $33,889 tax gross-up.

All other compensation items included in this category do not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such Named Executive Officer.

Grants of Plan-Based Awards in Fiscal 2007

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the fiscal year ended January 31, 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#) (b)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($) (c)
Carl Bass	3/9/2006	—	700,000	1,330,000	750,000	38.00	10,520,250
Carol A. Bartz	3/9/2006	—	600,000	950,000	—	—	—
Alfred J. Castino	3/9/2006	—	277,500	527,250	55,000	38.00	771,485
George M. Bado	3/9/2006	—	245,296	359,296	45,000	38.00	631,215
Jan Becker	3/9/2006	—	232,500	441,750	55,000	38.00	771,485

(a)	Reflects threshold, target and maximum dollar amounts payable under the Executive Incentive Plan for performance during fiscal 2007, as described in “Compensation Discussion and Analysis— Elements of Compensation.” The “threshold” refers to the minimum amount payable for a certain level of performance; “target” refers to the amount payable if specified performance targets are reached; and “maximum” refers to the maximum payout possible. The actual amounts paid to each executive under the Executive Incentive Plan for fiscal 2007 were determined by the Compensation Committee in March 2007 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2007 Summary Compensation Table.” Mr. Bado’s amounts in “Target and “Maximum” columns both include fiscal 2007 commissions earned of $155,296; commissions do not have a preset maximum limit. When Ms. Bartz entered into a new employment agreement in January 2007, she voluntarily agreed to receive no Executive Incentive Plan award for fiscal 2007 and will not participate in the future.
(b)	Reflects options granted under the 2006 Employee Stock Plan during fiscal 2007 that are not performance based. All options granted to Named Executive Officers vest over a four year period at a rate of 25% per year. See “Employment Agreements and Change of Control Arrangements” below for a further description of certain terms relating to these awards. Stock-based compensation expense from these options are also included in the Summary Compensation Table and do not constitute additional compensation.
(c)	Reflects the grant date fair value of each equity award computed in accordance with FAS 123(R). The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our fiscal year 2007 Annual Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table presents information concerning unexercised options for each Named Executive Officer outstanding as of January 31, 2007.

Option Awards
Name	Grant Date (a)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Carl Bass	3/8/2002 3/13/2003 9/25/2003 3/18/2004 6/28/2004 3/10/2005 3/9/2006	50,000 18,752 50,000 31,250 50,000 31,250 —		— 37,500 50,000 125,000 100,000 187,500 750,000	11.00 7.37 8.73 14.40 20.69 30.15 38.00	3/8/2012 3/13/2013 9/25/2013 3/18/2014 6/28/2014 3/10/2012 3/9/2012

Carol A. Bartz	3/18/1998 3/31/1998 12/6/1999 3/8/2002 3/13/2003 9/25/2003 3/18/2004 3/10/2005	120,000 120,000 120,772 640,000 300,000 300,000 500,000 125,000	(b) (b) (b)	— — — — 100,000 100,000 500,000 375,000	11.91 10.78 8.25 11.00 7.37 8.73 14.40 30.15	3/18/2008 3/31/2008 12/6/2009 3/8/2012 3/13/2013 9/25/2013 3/18/2014 3/10/2012

Alfred J. Castino	9/26/2002 9/24/2003 3/18/2004 3/10/2005 3/9/2006	60,000 24,000 75,000 22,500 —		— 20,000 75,000 67,500 55,000	6.36 8.73 14.40 30.15 38.00	9/26/2012 9/25/2013 3/18/2014 3/10/2012 3/9/2012

George M. Bado	11/11/2002 5/23/2003 11/20/2003 4/5/2004 3/10/2005 3/9/2006	50,000 — 12,500 — — —		— 17,500 12,500 60,000 67,500 45,000	6.44 7.43 9.70 16.42 30.15 38.00	11/11/2012 5/23/2013 11/20/2013 4/5/2014 3/10/2012 3/9/2012

Jan Becker	9/20/2001 3/8/2002 9/26/2002 3/13/2003 9/25/2003 3/18/2004 3/10/2005 3/9/2006	100,000 120,000 22,502 45,000 60,000 60,000 22,500 —		— — — 15,000 20,000 60,000 67,500 55,000	7.88 11.00 6.36 7.37 8.73 14.40 30.15 38.00	9/20/2011 3/8/2012 9/26/2012 3/13/2013 9/25/2013 3/18/2014 3/10/2012 3/9/2012

(a)	Reflects options granted under the 2006 Employee Stock Plan and the 1996 Stock Plan. Unless otherwise indicated below, all options granted to Named Executive Officers vest at the rate of 25% per year over the first four years of the option term. These options are also included in the Fiscal 2007 Summary Compensation Table and do not constitute additional compensation.
(b)	Options vest at a rate of 33% per year over the first three years of the option term.

Option Exercises and Stock Vested at 2007 Fiscal Year End

The following table presents certain information concerning the exercise of options by each of the Named Executive Officers during the fiscal year ended January 31, 2007. Autodesk has not granted stock to Named Executive Officers, and accordingly no shares were acquired upon vesting of stock awards for any of the Named Executive Officers during the fiscal year ended January 31, 2007.

	Option Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)
Carl Bass	131,921	2,722,701
Carol A. Bartz	1,600,537	45,234,929
Alfred J. Castino	65,600	1,446,992
George M. Bado	71,142	1,456,510
Jan Becker	48,271	1,443,716

(a)	Reflects the difference between (i) the market price of Autodesk Common Stock at the time of exercise on the exercise date and (ii) the exercise price of the option.

Nonqualified Deferred Compensation for Fiscal Year 2007

The following table presents information regarding the non-qualified deferred compensation activity for each listed officer during the fiscal year ended January 31, 2007.

Name	Executive Contributions in Last Fiscal Year ($) (a)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (b)	Aggregate Withdrawals/ Distributions ($) (c)	Aggregate Balance at Last Fiscal Year End ($)
Carl Bass	—	—	—	—	—
Carol A. Bartz	2,224,335	—	1,645,008	2,766,918	10,342,881
Alfred J. Castino	—	—	—	—	—
George M. Bado	207,026	—	52,287	—	665,185
Jan Becker	206,333	—	86,570	—	1,268,485

(a)	Contributions in this column include the following amounts which are also reported as salary and non-equity incentive plan compensation to the Named Executive Officer in the Fiscal 2007 Summary Compensation Table: Ms. Bartz, $575,277; Mr. Bado, $39,811; and Ms. Becker, $56,333. Contributions also include Executive Incentive Plan awards earned in the previous fiscal year but paid in fiscal 2007.
(b)	None of the earnings in this column is included in the Fiscal 2007 Summary Compensation Table because they were not preferential or above market.
(c)	Reflects a voluntary distribution during fiscal 2007 of salary and non-equity incentive plan compensation contributed to the non-qualified deferred compensation plan in previous years.

Under Autodesk’s Nonqualified Deferred Compensation Plan, certain executives (including Named Executive Officers) may defer compensation earned as salary, commissions or awards under the Executive Incentive Plan. Deferral elections are made by eligible executives each year during the “open enrollment” period (November or December) for amounts to be earned in the following year. An executive may defer all or a portion of his or her annual salary, commissions and Executive Incentive Plan awards under this plan.

The investment options available to participants in the Nonqualified Deferred Compensation plan during fiscal 2007 are shown below, as well as the annual rate of return for each investment option for the calendar year ended December 31, 2006, as reported by the administrator of this plan:

Name of Fund	Rate of Return
Vanguard Target Retirement 2045 Fund	15.98%
Vanguard Target Retirement 2035 Fund	15.24%
Vanguard Target Retirement 2025 Fund	13.24%
Vanguard Target Retirement 2015 Fund	11.42%
Vanguard Target Retirement 2005 Fund	8.23%
Vanguard Target Retirement Income Fund	6.38%
Vanguard Federal Money Market Fund	4.81%
Vanguard Total Bond Market Index Fund	4.27%
Vanguard Short Term Bond	4.09%
Vanguard Wellesley Income Fund	11.28%
Dodge & Cox Stock Fund	18.53%

Name of Fund	Rate of Return
Vanguard Windsor™ II Fund	18.25%
Vanguard 500 Index Fund	15.64%
American Funds Growth Fund of America–Class R-4	10.91%
Hotchkis and Wiley Mid-Cap Value Fund–Class A	16.34%
Artisan Mid Cap Fund Investor Class	14.20%
Goldman Sachs Small Cap Value Fund–Institutional Class	17.78%
Vanguard Explorer™ Fund	9.70%
Vanguard International Value Fund	27.37%
Vanguard International Growth Fund	25.92%
Vanguard GNMA Fund	4.33%
Vanguard REIT Index Fund	35.07%

Employment Agreements and Change in Control Arrangements

Executive Change in Control Program

In March 2006, the Board of Directors approved an amended and restated Executive Change in Control Program (the “Program”), in an effort to ensure the continued service of Autodesk’s key executives in the event of a future change in control event. Each of Autodesk’s current executive officers, among other employees, participates in the Program. Under the terms of the Program, if, within 12 months of a “change in control,” an executive officer who participates in the Program is terminated without “cause”, or voluntarily terminates his or her employment on account of “good reason,” as each such term is defined in the Program, he or she will receive (provided the participant executes a release and non competition agreement):

•	An amount equal to the executive officer’s annual base compensation and average annual bonus, payable bimonthly over a 12 month period;

•

The acceleration of such executive officer’s stock options with respect to the number of shares that would have vested within the 12 months following the date of the executive officer’s termination; and

•

Continued coverage of medical, dental and vision insurance until the earlier of 12 months from the date of termination or when he or she becomes covered under another employer’s employee benefit plans.

If the executive officer is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Autodesk’s then-existing benefit plans and policies.

If the benefits provided under the Program constitute parachute payments under Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever amount results in the receipt of the greatest amount of benefits.

Employment Agreement with Carol A. Bartz

In January 2007, the Company entered into an employment agreement with Carol A. Bartz that provides for, among other things, certain payments and benefits to be provided to Ms. Bartz upon a “change of control” of the Company or in the event her employment is terminated without “cause” or she resigns for “good reason,” as each such term is defined in Ms. Bartz’s employment agreement. In addition, at the end of Ms. Bartz’s employment with the Company, Ms. Bartz and her eligible dependents will receive continued health care coverage as follows: (i) if Ms. Bartz validly elects to continue coverage under COBRA, the Company will reimburse Ms. Bartz for premiums paid for a period of 12 months; (ii) after Ms. Bartz’s coverage under COBRA ends and prior to Ms. Bartz reaching the age of 65, the Company will pay premiums for insurance that provides health and dental benefits substantially comparable to those provided under the Company’s health plans, and in addition will pay for a primary physician under a concierge plan and a medical advocacy service to assist in processing claims; and (iii) after Ms. Bartz reaches the age of 65, Medicare shall become the primary health care provider, provided that the Company shall pay the cost of a supplemental insurance to maintain the same level of health coverage specified in (ii) above and will continue to pay the cost of a primary physician under a concierge plan and a medical advocacy service to assist in processing claims. Such coverage will end upon Ms. Bartz’s death or Ms. Bartz becoming eligible under another employer’s health plan, provided that, if there has been no termination of coverage at the time of Ms. Bartz’s death, coverage will continue to be provided to Ms. Bartz’s spouse to the extent reasonably possible. The continued health care coverage will be subject to Ms. Bartz signing and not revoking a separation and release of claims and abiding by the terms of a non-competition and non-solicitation agreement for 12 months.

In the event Ms. Bartz’s employment is terminated by the Company without cause or if Ms. Bartz resigns for good reason, Ms. Bartz will receive (i) the continued health care coverage discussed above, and (ii) immediate vesting of all outstanding, unvested stock options. Upon a change of control of the Company, Ms. Bartz will receive (i) immediate vesting of all outstanding, unvested stock options, and (ii) any additional benefits described in the Company’s Executive Change in Control Program. Such severance benefits will be subject to Ms. Bartz signing and not revoking a separation and release of claims and abiding by the terms of a non-solicitation agreement for 12 months.

In addition, in the event of Ms. Bartz’s employment terminates due to death or disability, then Ms. Bartz will receive immediate vesting of all outstanding, unvested stock options.

Employment Agreement with Carl Bass

In December 2006, the Company entered into an employment agreement with Carl Bass that provides for, among other things, certain payments and benefits to be provided to Mr. Bass in the event his employment is terminated without “cause” or he resigns for “good reason,” including in connection with a “change of control” of the Company, as each such term is defined in Mr. Bass’s employment agreement.

In the event Mr. Bass’s employment is terminated by the Company without cause or if Mr. Bass resigns for good reason, and such termination is not in connection with a change of control, Mr. Bass will receive (i) continued payment of his then current base salary plus his target annual incentive compensation under the Executive Incentive Plan for the year in which the termination occurs, for 12 months, (ii) accelerated vesting for 12 months of his then outstanding, unvested equity awards (other than awards that vest based on performance), (iii) a period of not less than 6 months to exercise any vested stock options that were granted to Mr. Bass on or after the date he entered into his employment agreement, and (iv) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans. In addition, Mr. Bass is subject to nonsolicitation and noncompetition covenants for 12 months following a termination that gives rise to the severance benefits discussed above.

If, in connection with a change of control, Mr. Bass’s employment is terminated by the Company without cause or if Mr. Bass resigns for good reason, Mr. Bass will receive (i) a lump sum payment in an amount equal to 100% of his then current annual base salary plus his target annual incentive compensation under the Executive Incentive Plan for the year in which the termination occurs, (ii) accelerated vesting for 24 months of his then outstanding, unvested equity awards (other than awards that vest based on performance), (iii) a period of not less than 6 months to exercise any vested stock options that were granted to Mr. Bass on or after the date of the Bass Agreement, and (iv) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans.

Potential Payments Upon Termination or Change of Control

The tables below estimate the amount of compensation to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive is estimated below. The amounts shown assume that such termination was effective as of January 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives on their termination. The price per share of Autodesk’s Common Stock is the closing price on the Nasdaq Global Select Market as of January 31, 2007 ($43.72). The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Carl Bass:

Executive Benefits and Payments Upon Separation	Voluntary Termination on 1/31/2007($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2007($)	For Cause Termination on 1/31/2007($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2007($)	Disability on 1/31/2007($)	Death on 1/31/2007($)
Compensation:
Base Salary(1)	—	700,000	—	700,000	—	—
Executive Incentive Plan (EIP)(2)	1,000,000	1,700,000	1,000,000	1,700,000	1,000,000	1,000,000
Stock Options(3)	—	4,650,131	—	8,969,469	—	—

Benefits and perquisites:
Health and Welfare Benefits(4)	—	16,048	—	16,048	—	—
Disability Income(5)	—	—	—	—	4,999,761	—
Accidental Death or Disability(6)	—	—	—	—	—	—
Life Insurance Benefits(7)	—	—	—	—	—	1,250,000
Accrued Vacation Pay	64,613	64,613	64,613	64,613	64,613	64,613

Carol A. Bartz:

Executive Benefits and Payments Upon Separation	Voluntary Termination on 1/31/2007($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2007($)	For Cause Termination on 1/31/2007($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2007($)	Disability on 1/31/2007($)	Death on 1/31/2007($)
Compensation:
Base Salary(1)	—	—	—	500,000	—	—
Stock Options(3)	—	9,217,622	—	9,217,622	9,217,622	9,217,622

Benefits and perquisites:
Health and Welfare Benefits(4)	1,053,310	1,053,310	1,053,310	1,053,310	1,053,310	317,840
Disability Income(5)	—	—	—	—	1,946,183	—
Accidental Death or Disability(6)	—	—	—	—	500,000	500,000
Life Insurance Benefits(7)	—	—	—	—	—	1,000,000
Accrued Vacation Pay	57,693	57,693	57,693	57,693	57,693	57,693

Alfred J. Castino:

Executive Benefits and Payments Upon Separation	Voluntary Termination on 1/31/2007($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2007($)	For Cause Termination on 1/31/2007($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2007($)	Disability on 1/31/2007($)	Death on 1/31/2007($)
Compensation:
Base Salary(1)	—	—	—	370,000	—	—
Executive Incentive Plan (EIP)(2)	278,000	278,000	278,000	729,000	278,000	278,000
Stock Options(3)	—	—	—	829,735	—	—

Benefits and perquisites:
Health and Welfare Benefits(4)	—	—	—	16,048	—	—
Disability Income(5)	—	—	—	—	2,044,189	—
Accidental Death or Disability(6)	—	—	—	—	370,000	370,000
Life Insurance Benefits(7)	—	—	—	—	—	1,110,000
Accrued Vacation Pay	29,883	29,883	29,883	29,883	29,883	29,883

George M. Bado:

Executive Benefits and Payments Upon Separation	Voluntary Termination on 1/31/2007($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2007($)	For Cause Termination on 1/31/2007($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2007($)	Disability on 1/31/2007($)	Death on 1/31/2007($)
Compensation:
Base Salary(1)	—	—	—	360,000	—	—
Executive Incentive Plan(2)	60,000	60,000	60,000	224,000	60,000	60,000
Sales commissions and bonus(8)	52,114	52,114	52,114	52,114	52,114	52,114
Stock Options(3)	—	—	—	853,084	—	—

Benefits and perquisites:
Health and Welfare Benefits(4)	—	—	—	16,048	—	—
Disability Income(5)	—	—	—	—	4,406,511	—
Accidental Death or Disability(6)	—	—	—	—	1,250,000	1,250,000
Life Insurance Benefits(7)	—	—	—	—	—	600,000
Accrued Vacation Pay	33,230	33,230	33,230	33,230	33,230	33,230

Jan Becker:

Executive Benefits and Payments Upon Separation	Voluntary Termination on 1/31/2007($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2007($)	For Cause Termination on 1/31/2007($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2007($)	Disability on 1/31/2007($)	Death on 1/31/2007($)
Compensation:
Base Salary(1)	—	—	—	310,000	—	—
Executive Incentive Plan (EIP)(2)	233,000	233,000	233,000	547,333	233,000	233,000
Stock Options(3)	—	—	—	832,813	—	—

Benefits and perquisites:
Health and Welfare Benefits(4)	—	—	—	15,688	—	—
Disability Income(5)	—	—	—	—	1,823,652	—
Accidental Death or Disability(6)	—	—	—	—	310,000	310,000
Life Insurance Benefits(7)	—	—	—	—	—	620,000
Accrued Vacation Pay	5,961	5,961	5,961	5,961	5,961	5,961

(1)	Base Salary: The dollar value of base salary each executive would be paid upon termination or change in control. For Mr. Bass and Ms. Bartz, the amounts shown would be paid in accordance with their respective employment agreements. For Mr. Castino, Mr. Bado and Ms. Becker, the amounts shown would be paid in accordance with the Autodesk Change in Control Program.
(2)	Executive Incentive Plan (EIP): For Mr. Bass, amounts reflect payments in accordance with his employment agreement. Ms. Bartz does not participate in the Executive Incentive Plan. For Mr. Castino, Mr. Bado and Ms. Becker, amounts in the Voluntary Termination, Involuntary Not for Cause or Voluntary for Good Reason (Except in Change in Control) and For Cause Termination columns reflect the sum of the fiscal 2007 bonus already earned under the Executive Incentive Plan, and the amounts in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) column are the sum of the fiscal 2007 bonus already earned under the Executive Incentive Plan and a severance bonus equal to the average of the last three years’ bonuses under the Autodesk Change in Control Program.
(3)	Stock Options: For Mr. Castino, Mr. Bado and Ms. Becker, amounts shown in the Involuntary Not for Cause or Voluntary For Good Reason columns reflect the value of their outstanding stock options that would normally have vested in the twelve months following their separation but are accelerated (i.e., vest immediately on the date of separation) in accordance with the Autodesk Change in Control Program agreement. For Mr. Bass, in accordance with his employment agreement, the amount shown in the Involuntary Not for Cause or Voluntary for Good Reason (Except Change in Control) column reflects the value realized upon immediate vesting of his options normally vesting in the twelve months following his separation; in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) column, the amount shown reflects the value realized upon immediate vesting of his options normally vesting in the twenty-four months following his separation. For Ms. Bartz, in accordance with her employment agreement, the amounts shown in the Involuntary Not For Cause (Except Change in Control), Involuntary Not for Cause (Change in Control), Disability and Death columns all reflect immediate vesting of all of her outstanding stock options.
(4)	Health and Welfare Benefits: For Mr. Bass, in accordance with his employment agreement, these amounts represent the cost of continuing coverage for Mr. Bass and his dependents for twelve months. For Ms. Bartz, in accordance with her employment agreement, these amounts reflect the present value (including tax gross-up) of postemployment health coverage as shown on the Summary Compensation Table in column (i) and described in the corresponding footnote (i) to that table; the amount shown in the Death column represents continuing spousal coverage. For all other executives, these amounts represent the cost of continuing coverage for each executive and their dependents for twelve months in accordance with the Autodesk Change in Control Program.
(5)

Disability Income: Reflects the estimated present value of all future payments to each executive under the Company’s disability program, which represent 100% of salary for the first 90 days, and then 66- 2/3% of salary thereafter until the age of 65. These payments would be made by the insurance provider, not by Autodesk.

(6)	Accidental Death or Disability: Reflects the lump-sum amount payable to each executive or his or her beneficiaries by Autodesk’s insurance provider in the event of each executive’s accidental disability or death.
(7)	Life Insurance: Reflects the lump-sum amount payable to beneficiaries by Autodesk’s insurance provider in the event of each executive’s death.
(8)	Sales Commissions and Bonus: Reflects amounts earned in the fourth quarter of fiscal 2007 by Mr. Bado that will be paid in the following fiscal year.

Compensation of Directors

The table below presents information concerning the compensation paid or accrued by us to each of our non-employee directors for the fiscal year ended January 31, 2007. Ms. Bartz and Mr. Bass, who are our employees, do not receive additional compensation for their services as a director. Ms. Taylor and Mr. Scheid did not seek re-election to the Board of Directors at the 2007 Annual Meeting held on July 6, 2007 and ceased to be directors on that date. Mr. Robel and Mr. West were appointed to the Board of Directors on September 27, 2007 and did not serve on the Board of Directors during the fiscal year ended January 31, 2007.

Name	Stock Awards ($) (a) (b)	Option Awards ($) (a) (c)	Total ($)
J. Hallam Dawson	106,963	230,493	337,456
Mary Alice Taylor	94,961	230,493	325,454
Crawford W. Beveridge	91,470	230,493	321,963
Mark A. Bertelsen	72,467	230,493	302,960
Michael J. Fister	72,467	311,522	383,989
Per-Kristian Halvorsen	72,467	230,493	302,960
Steven L. Scheid	72,467	230,493	302,960
Larry W. Wangberg	72,467	230,493	302,960

(a)	Reflects the dollar amount recognized for financial statement reporting purposes (excluding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2007, in accordance with FAS 123(R), and thus includes amounts for awards granted in and prior to fiscal 2007. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our fiscal year 2007 Annual Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the directors.
(b)	In fiscal 2007, our non-employee directors received the following grants of restricted stock:

Name	Number of Shares (#)	Grant Date Fair Value of Stock Awards ($)
J. Hallam Dawson	3,837	$131,954
Mary Alice Taylor	3,488	119,952
Crawford W. Beveridge	3,314	113,968
Mark A. Bertelsen	2,616	89,964
Michael J. Fister	2,616	89,964
Per-Kristian Halvorsen	2,616	89,964
Steven L. Scheid	2,616	89,964
Larry W. Wangberg	2,616	89,964

(c)	In fiscal 2007, each of our non-employee directors received the following options to purchase shares of our Common Stock:

Name	Grant Date	Number of Shares (#)	Exercise Price Per Share ($)	Grant Date Fair Value of Option Awards ($)
J. Hallam Dawson	6/8/2006	20,000	$34.40	$199,212
Mary Alice Taylor	6/8/2006	20,000	34.40	199,212
Crawford W. Beveridge	6/8/2006	20,000	34.40	199,212
Mark A. Bertelsen	6/8/2006	20,000	34.40	199,212
Michael J. Fister	6/8/2006	20,000	34.40	199,212
Per-Kristian Halvorsen	6/8/2006	20,000	34.40	199,212
Steven L. Scheid	6/8/2006	20,000	34.40	199,212
Larry W. Wangberg	6/8/2006	20,000	34.40	199,212

The aggregate number of each director’s stock options outstanding at January 31, 2007 is disclosed in the table below:

Name	Option Awards Outstanding (#)
J. Hallam Dawson	200,000
Mary Alice Taylor	240,000
Crawford W. Beveridge	150,000
Mark A. Bertelsen	160,000
Michael J. Fister	180,000
Per-Kristian Halvorsen	159,600
Steven L. Scheid	80,000
Larry W. Wangberg	160,000

Standard Director Compensation Arrangements

During fiscal 2007, our non-employee directors were eligible to receive the annual compensation set forth below:

Member of the Board of Directors	$75,000
Lead Director	an additional $25,000
Chair of the Audit Committee	an additional $25,000
Chair of the Compensation and Human Resources Committee	an additional $20,000
Chair of the Corporate Governance and Nominating Committee	an additional $10,000

Each director may elect to receive up to fifty percent of the annual fee in cash, with the balance paid in the form of restricted stock issued at a rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. The restricted stock would be issued on the date of the annual meeting of stockholders and would vest on the date of the annual meeting of stockholders in the following year, provided that the recipient is a director on such date.

For fiscal 2007, all of the non-employee directors elected to receive 100% of their annual fees as restricted stock. Such restricted stock was issued on June 8, 2006 (the date of last year’s annual meeting of stockholders) and vested on the date of the Company’s 2007 Annual Meeting, provided that the recipient was a director on such date.

Additionally, the Company’s 2000 Directors’ Option Plan provides for the automatic grant of nonstatutory stock options to our non-employee directors. Upon being elected or appointed to our Board of Directors, each non-employee director is granted an option to purchase 50,000 shares of our Common Stock, with subsequent annual option grants of 20,000 shares of our Common Stock. The exercise price of options granted under the 2000 Directors’ Option Plan is equal to the fair value of our Common Stock on the date of grant. Options granted under the 2000 Directors’ Option Plan upon election or appointment vest over a three-year period; subsequent annual option grants vest over a one-year period. As of July 31, 2007, 510,000 shares remain available for grant under the 2000 Directors’ Option Plan.

Equ ity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under the Company’s equity compensation plans as of January 31, 2007.

(shares in thousands)	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	26,389	$22.31	26,782	(2)
Equity compensation plans not approved by security holders(3)	2,985	9.72	—

Total	29,374	$21.02	26,782

(1)	Included in these amounts are 0.2 million securities available to be issued upon exercise of outstanding options with a weighted-average exercise price of $4.04 related to equity compensation plans assumed in connection with previous business mergers and acquisitions.
(2)	This amount includes 18.1 million securities available for future issuance under Autodesk’s 1998 Employee Qualified Stock Purchase Plan.
(3)	Amounts correspond to Autodesk’s Nonstatutory Stock Option Plan, which was terminated by the Board of Directors in December 2004.

The 1996 Stock Plan was adopted by the stockholders in 1996. Employees, including executive officers and the members of the Board of Directors, are eligible to participate in the 1996 Stock Plan. The 1996 Stock Plan is intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Incentive stock options (that is, options that entitle the optionee to special U.S. income tax treatment) and nonstatutory stock options may be granted under the 1996 Stock Plan. Options granted under the 1996 Stock Plan generally vest over periods ranging from one to five years and expire within ten years of date of grant. The exercise price of the stock options granted under the 1996 Stock Plan is equal to the closing price of our Common Stock on The Nasdaq Stock Market on the grant date. The 1996 Stock Plan expired in March 2006.

Our Nonstatutory Stock Option Plan, which is not subject to stockholder approval, was adopted in 1996 and terminated by the Board of Directors in December 2004. The Nonstatutory Stock Option Plan permitted the grant to eligible employees of options to purchase up to 16.9 million shares, all of which have been previously granted. Executive officers and members of the Board of Directors were not eligible to participate in this plan. The Nonstatutory Stock Option Plan was intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Only nonstatutory stock options were granted under the Nonstatutory Stock Option Plan.

Our 1998 Employee Qualified Stock Purchase Plan was adopted by the stockholders in 1998. The 1998 Employee Qualified Stock Purchase Plan is intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. The 1998 Employee Qualified Stock Purchase Plan provides employees of the Company with an opportunity to purchase Common Stock through accumulated payroll deductions. Under the 1998 Employee Qualified Stock Purchase Plan, eligible employees may purchase shares of Common Stock at their discretion using up to 15% of their compensation subject to certain limitations, at not less than 85% of fair market value as defined in the plan agreement.

Our 2000 Directors’ Option Plan was adopted by the stockholders in 2000. The 2000 Directors’ Option Plan provides for the automatic grant of nonstatutory options to non-employee directors of the Company. The 2000 Directors’ Option Plan is intended to help the Company attract and retain highly skilled individuals as directors of the Company, to provide additional incentive to the non-employee directors of the Company to serve as directors and encourage their continued service on the Board of Directors, and to encourage equity ownership by directors in order to align their interests with those of the stockholders. The exercise price of the stock options granted under the 2000 Directors’ Option Plan is equal to the closing price of our Common Stock on The Nasdaq Stock Market on the grant date.

The 2006 Employee Stock Plan was adopted by the stockholders in November 2005 and became effective in March 2006. Employees, including executive officers, are eligible to participate in the 2006 Employee Stock Plan. The 2006 Employee Stock Plan is intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Incentive stock options and nonstatutory stock options may be granted under the 2006 Employee Stock Plan. Options granted under the 2006 Employee Stock Plan generally vest over periods ranging from one to four years and expire within six years of date of grant. The exercise price of the stock options granted under the 2006 Employee Stock Plan is equal to the closing price of our Common Stock on The Nasdaq Stock Market on the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Autodesk’s Common Stock as of September 21, 2007, for each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of our Common Stock, each of the Company’s directors, each of the executive officers named in the Summary Compensation Table on page 29 and all directors and executive officers of the Company as a group.

5% Stockholders, Directors and Officers(1)	Common Stock Beneficially Owned(2)	Percentage Beneficially Owned(3)
Principal Stockholders:
ClearBridge Advisors, LLC(4)	12,387,864	5.34%
T. Rowe Price Associates, Inc.(5)	19,640,251	8.48%
TCW Asset Management Co.(6)	13,522,523	5.84%
Wellington Management Co. LLP(7)	12,354,830	5.33%

Non-Employee Directors:
Mark A. Bertelsen(8)	126,991	*
Crawford W. Beveridge(9)	147,156	*
J. Hallam Dawson(10)	252,566	*
Michael J. Fister(11)	188,432	*
Per-Kristian Halvorsen(12)	67,252	*
Charles J. Robel(13)	—	*
Larry W. Wangberg(14)	189,710	*
Steven M. West(15)	—	*

Named Executive Officers:
Carol A. Bartz(16)	3,267,222	1.40%
Carl Bass(17)	696,583	*
George M. Bado(18)	54,404	*
Jan Becker(19)	316,795	*
Alfred J. Castino(20)	195,463	*
All directors and current executive officers as a group (20 persons)(21)	5,983,456	2.53%

*	Represents less than one percent (1%) of the outstanding Common Stock.
(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903.
(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has the right to acquire within 60 days of September 21, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(3)	The total number of shares of Common Stock outstanding as of September 21, 2007 was 231,683,653.
(4)	Based on a Form 13F for the period ended June 30, 2007 filed with the SEC. The address of ClearBridge Advisors, LLC is 399 Park Avenue, New York, New York 10022.
(5)	Based on a Form 13F for the period ended June 30, 2007 filed with the SEC. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(6)	Based on a Form 13F for the period ended June 30, 2007 filed with the SEC. The address of TCW Asset Management Co. is 865 South Figueroa Street, Los Angeles, California 90014.
(7)	Based on a Form 13F for the period ended June 30, 2007 filed with the SEC. The address of Wellington Management Co. LLP is 75 State Street, Boston, MA 02109.
(8)	Includes 120,000 shares subject to options exercisable within 60 days of September 21, 2007.

(9)	Includes 120,000 shares subject to options exercisable within 60 days of September 21, 2007.
(10)	Includes 200,000 shares subject to options exercisable within 60 days of September 21, 2007.
(11)	Includes 180,000 shares subject to options exercisable within 60 days of September 21, 2007.
(12)	Includes 60,000 shares subject to options exercisable within 60 days of September 21, 2007.
(13)	Mr. Robel was appointed to the Board of Directors on September 27, 2007.
(14)	Includes 160,000 shares subject to options exercisable within 60 days of September 21, 2007.
(15)	Mr. West was appointed to the Board of Directors on September 27, 2007.
(16)	Includes 2,217,332 shares subject to options exercisable within 60 days of September 21, 2007.
(17)	Includes 667,674 shares subject to options exercisable within 60 days of September 21, 2007.
(18)	Includes 23,750 shares subject to options exercisable within 60 days of September 21, 2007.
(19)	Includes 308,750 shares subject to options exercisable within 60 days of September 21, 2007.
(20)	Includes 155,250 shares subject to options exercisable within 60 days of September 21, 2007.
(21)	Includes 4,652,263 shares subject to options exercisable within 60 days of September 21, 2007.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Special Meeting. If any other matters are properly presented at the Special Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

It is important that your shares be represented at the Special Meeting, regardless of the number of shares that you hold. Therefore, you are urged to execute and return the accompanying proxy in the enclosed envelope or vote by the Internet or telephone at your earliest convenience.

THE BOARD OF DIRECTORS

October 5, 2007

San Rafael, California

APPENDIX A

AUTODESK, INC.

2008 EMPLOYEE STOCK PLAN*

1. Purposes of the Plan. The purposes of this 2008 Employee Stock Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, and

•	to promote the success of the Company’s business.

Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock and Restricted Stock Units as determined by the Administrator at the time of grant.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock or Restricted Stock Units.

(d) “Award Agreement” means the written agreement setting forth the terms and conditions applicable to each Award granted under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) the sale or disposition by the Company of all or substantially all the Company’s assets; or

*	As adopted by the Board on September 8, 2007, and approved by the stockholders on [November 6], 2007, to become effective on March 20, 2008.

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors as of the date this Plan is approved by the Board, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors and whose election or nomination was not in connection with any transaction described in (i) or (ii) above or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(i) “Common Stock” means the Common Stock of the Company.

(j) “Company” means Autodesk, Inc., a Delaware corporation, or any successor thereto.

(k) “Date of Grant” means, with respect to an Award, the date that the Award is granted and its exercise price is set (if applicable), consistent with Applicable Laws and applicable financial accounting rules.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(n) “Earnings Per Share” means, as to any Performance Period, the Company’s or a business unit’s fully diluted earnings per share as defined by generally accepted accounting principles.

(o) “Employee” means any person employed by the Company or any Parent or Subsidiary of the Company. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(ii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(r) “Fiscal Year” means a fiscal year of the Company.

(s) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Net Income” means, as to any Performance Period, the net income of the Company for the Performance Period determined in accordance with generally accepted accounting principles.

(u) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(v) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.

(w) “Operating Margins” means the ratio of Operating Income to Revenue.

(x) “Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

(y) “Option” means a stock option granted pursuant to the Plan.

(z) “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(aa) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb) “Participant” means the holder of an outstanding Award granted under the Plan.

(cc) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Revenue, (b) Earnings Per Share, (c) Net Income, (d) Operating Margins, and (e) Total Stockholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) on Pro Forma numbers, (ii) in absolute terms, (iii) in relative terms (including, but not limited, the passage of time and/or against other companies or financial metrics), (iv) on a per share and/or share per capita basis, (v) against the performance of the Company as a whole or against particular segments or products of the Company and/or (vi) on a pre-tax or after-tax basis. Prior to the Determination Date, the Administrator shall determine whether any element(s) (for example, but not by way of limitation, the effect of mergers or acquisitions) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants (whether or not such determinations result in any Performance Goal being measured on a basis other than generally accepted accounting principles).

(dd) “Performance Period” means any Fiscal Year or such longer period as determined by the Administrator in its sole discretion.

(ee) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 9, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator, in its discretion.

(ff) “Plan” means this 2008 Employee Stock Plan, as set forth in this instrument and as hereafter amended from time to time.

(gg) “Pro Forma” means calculation of a Performance Goal in a manner that excludes certain unusual or non-cash expenses or credits, such as restructuring expenses, extraordinary tax events, expenses or credits related to stock options, other equity compensation or the like, acquisition related expenses, extraordinary items, income or loss from discontinued operations, and/or gains or losses from early extinguishment of debt instead of conforming to generally accepted accounting principles.

(hh) “Restricted Stock” means an Award granted to a Participant pursuant to Section 9.

(ii) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 10.

(jj) “Revenue” means the Company’s or a business unit’s net sales for the Performance Period, determined in accordance with generally accepted accounting principles.

(kk) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ll) “Section 16(b)” means Section 16(b) of the Securities Exchange Act of 1934, as amended.

(mm) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(nn) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(oo) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is equal to 16,500,000 Shares plus the number of shares that have been reserved but not issued nor subject to outstanding options under the Company’s 2006 Employee Stock Plan (the “2006 Plan”) as of the termination date of the 2006 Plan, not to exceed 1,000,000 Shares. No more than 2,500,000 of the Shares available under the Plan may be issued pursuant to Awards that are not Options.

(b) The Shares may be authorized, but unissued, or reacquired Common Stock. If an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in this Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Employees.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(r) of the Plan;

(ii) to select the Employees to whom Awards may be granted hereunder;

(iii) to determine whether and to what extent Awards are granted hereunder;

(iv) to determine the number of Shares to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. With respect to Options, such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to construe and interpret the terms of the Plan and Awards granted hereunder;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(ix) to modify or amend each Award (not inconsistent with the terms of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise or vesting of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld (but no more). The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii) to determine the terms and restrictions applicable to Awards; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards and shall be given the maximum deference permitted by law.

5. Eligibility. Awards may be granted only to Employees.

6. No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.

7. Term of Plan. The Plan shall become effective on March 20, 2008 and continue in effect until March 31, 2011, expiring at the close of business, pacific daylight time, on March 31, 2011.

8. Stock Options.

(a) Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees at any time and from time to time as determined by the Administrator in its sole discretion. The Administrator, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than a total of 1,500,000 Shares; provided, however, that such limit shall be 3,000,000 Shares in the Participant’s first Fiscal Year of Company service. The Administrator may grant Incentive Stock Options, Nonstatutory Stock Options, or a combination thereof.

(b) Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be no longer than seven (7) years from the Date of Grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be no longer than five (5) years from the Date of Grant. Subject to the five (5) and seven (7) year limits set forth in the preceding sentence, the Administrator may, after an Option is granted, extend the maximum term of the Option. Unless otherwise determined by the Administrator, any extension of the term of an Option pursuant to this Section 8(b) shall comply with Code Section 409A.

(c) Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the Date of Grant.

Notwithstanding the foregoing, in the event that the Company or a Subsidiary consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the

Administrator, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Date of Grant.

(d) No Repricing. The exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for (a) Awards with a lower exercise price, (b) a different type of Award, (c) cash, or (d) a combination of (a), (b) and/or (c).

(e) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.

(f) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv) delivery to the Company of (A) a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and (B) the sale proceeds required to pay the exercise price;

(v) any combination of the foregoing methods of payment; or

(vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; provided, however, that in no case will loans be permitted as consideration for exercising an Option hereunder.

(g) Exercise of Option; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(h) Termination of Relationship as an Employee. If a Participant ceases to be an Employee, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(i) Disability. If a Participant ceases to be an Employee as a result of the Participant’s Disability, the Participant may exercise his or her Option for twelve (12) months following the Participant’s termination (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(j) Death of Participant. If a Participant dies while an Employee, the Option may be exercised for twelve (12) months following Participant’s death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(k) ISO $100,000 Rule. Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s Incentive Stock Options granted by the Company, any Parent or Subsidiary, which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 8(k), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

9. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Employees as the Administrator, in its sole discretion, shall determine. The Administrator, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 300,000 Shares of Restricted Stock (and/or Restricted Stock Units); provided, however, that such limit shall be 600,000 Shares in the Participant’s first Fiscal Year of Company service.

(b) Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine. Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 9, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 9(d).

(i) General Restrictions. The Administrator may set restrictions based upon continued employment or service with the Company and its affiliates, the achievement of specific performance objectives (Company-wide, departmental, or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(ii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(iii) Legend on Certificates. The Administrator, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

(e) Removal of Restrictions. Except as otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 9(d)(iii) removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant. The Administrator (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

(f) Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends or distribution shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

(h) Return of Restricted Stock to the Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

10. Restricted Stock Units.

(a) Grant of Restricted Stock Units. Restricted Stock Units may be granted to Employees at any time and from time to time, as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 300,000 Restricted Stock Units (and/or Shares of Restricted Stock); provided, however, that such limit shall be 600,000 Restricted Stock Units in the Participant’s first Fiscal Year of Company service.

(b) Value of Restricted Stock Units. Each Restricted Stock Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

(c) Restricted Stock Unit Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(d) Performance Objectives and Other Terms. The Administrator, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Restricted Stock Units that will be paid out to the Participants. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(i) General Performance Objectives or Vesting Criteria. The Administrator may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion (for example, but not by way of limitation, continuous service as an Employee).

(ii) Section 162(m) Performance Objectives. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may determine that the performance objectives applicable to Restricted Stock Units shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock Units that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(e) Earning of Restricted Stock Units. After the applicable Performance Period has ended, the holder of Restricted Stock Units shall be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Restricted Stock Unit, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Restricted Stock Unit.

(f) Form and Timing of Payment of Restricted Stock Units. Payment of vested Restricted Stock Units shall be made as soon as practicable after vesting (subject to any deferral permitted under Section 18). The Administrator, in its sole discretion, may pay Restricted Stock Units in the form of cash, in Shares or in a combination thereof.

(g) Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unvested Restricted Stock Units shall be forfeited to the Company and, except as otherwise determined by the Administrator, again shall be available for grant under the Plan.

11. Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall continue during any leave of absence approved by the Administrator.

12. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that such Award shall in no event be transferable for value. Notwithstanding the foregoing, a Participant may, if the Administrator (in its discretion) so permits, transfer an Award to an individual or entity other than the Company. Any such transfer shall be made in accordance with such procedures as the Administrator may specify from time to time.

13. Adjustments Upon Changes in Capitalization.

(a) Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share of Common Stock covered by each such outstanding Award and the 162(m) Fiscal Year share issuance limits under Sections 8(a), 9(a) and 10(a) hereof, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change of Control. In the event of a Change of Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise all of his or her outstanding Options, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Awards with performance-based vesting, including but not limited to Restricted Stock and Restricted Stock Units, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option is not assumed or substituted in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

For the purposes of this paragraph, an Award shall be considered assumed if, following the Change of Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction

(and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or upon the payout of the Restricted Stock Unit Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change of Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

14. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that the Board may not materially amend the Plan without obtaining stockholder approval. For this purpose, the following shall be considered material amendments requiring stockholder approval: (i) increasing the benefits accruing to Plan participants, (ii) increasing the number of Shares that may be issued under the Plan (other than in accordance with Section 13(a) hereof), (iii) modifying the requirements for participation under the Plan or (iv) as otherwise may be required by Applicable Laws.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.

15. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of Shares pursuant to an Award, the Company may require the person exercising or receiving Shares pursuant to an Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16. Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allotted Shares. If the Shares covered by an Award exceed, as of the Date of Grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such

Award shall be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 14(b) of the Plan.

17. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18. Deferrals. The Administrator, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Administrator in its sole discretion.

19. Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

20. No Rights as Stockholder. Except to the limited extent provided in Section 9(f), no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

21. Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Administrator (in its discretion), the Participant’s Award may, in the Administrator’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award.

22. Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The amount so withheld shall not exceed the amount determined by using the minimum federal, state, local or foreign jurisdiction statutory withholding rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

23. Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

24. Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

25. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

26. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

27. Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

28. Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

ANNEX A

VOTE BY INTERNET - www.proxyvote.com

AUTODESK, INC. 111 MCINNIS PARKWAY SAN RAFAEL, CA 94903	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by AUTODESK, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AUTODESK, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AUTDK1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AUTODESK, INC.

The Board of Directors recommends a vote FOR Item 1.
Please read the proposal in full in the accompanying proxy materials.

	For	Against	Abstain

1. Proposal to approve the adoption of the Autodesk 2008 Employee Stock Plan and the reservation of 16,500,000 shares of Autodesk Common Stock, plus a number of additional shares equal to that number of shares cancelled on expiration of the 2006 Employee Stock Plan (not to exceed 1,000,000 shares), for issuance thereunder.	☐	☐	☐

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

This proxy card should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Proxy - Autodesk, Inc.

Meeting Details

2007 SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AUTODESK, INC.

The undersigned stockholder of AUTODESK, INC. (“Autodesk”), a Delaware corporation, hereby acknowledges receipt of the Notice of 2007 Special Meeting of Stockholders and Proxy Statement, each dated October 5, 2007, and hereby appoints Carl Bass and Pascal W. Di Fronzo, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Special Meeting of Stockholders of Autodesk to be held on November 6, 2007, at 9:00 a.m., at Autodesk’s principal executive office, located at 111 McInnis Parkway, San Rafael, California and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the approval of Autodesk’s 2008 Employee Stock Plan.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)